SCHEDULE 14A

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INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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BANK OF FLORIDA CORPORATION

(Name of Registrant as Specified in its Charter)

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March 14, 2008

Dear Fellow Shareholders:

We are pleased to invite you to Bank of Florida Corporation’s 2008 Annual Meeting of Shareholders. This year’s Annual Meeting will be held at our corporate headquarters located at 1185 Immokalee Road, Naples, Florida 34110, on Thursday, April 24, 2008, at 4:30 p.m.

The Notice of the Annual Meeting of Shareholders and Proxy Statement attached to this letter describes the formal business that will be transacted at the Annual Meeting, primarily the election of directors and the ratification of the appointment of our independent auditors. Our directors and officers will be present at the Annual Meeting to respond to your questions and to discuss our achievements in 2007, as well as our plans for 2008.

Also enclosed is a copy of our 2007 Annual Report, which contains important information about our company.

Regardless of the number of shares that you own, your vote is important. Please sign and date the enclosed Proxy Card or voting instruction form promptly and return it in the postage-paid envelope which has been provided. If you prefer to vote in person at the Annual Meeting, you will be given that opportunity, as well.

On behalf of the Board of Directors and our employees, we look forward to seeing you at the Annual Meeting.

Sincerely,

Michael L. McMullan
Chief Executive Officer & President

NOTICE OF THE ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON APRIL 24, 2008

The 2008 Annual Meeting of Shareholders of Bank of Florida Corporation will be held at our corporate headquarters located at 1185 Immokalee Road, Naples, Florida 34110, on Thursday, April 24, 2008, at 4:30 p.m. At the meeting, the following items will be presented and voted upon:

Proposal 1 – The election of thirteen members of our Board of Directors;

Proposal 2 – The ratification of the appointment of Hacker, Johnson & Smith, P. A. as the independent auditors for Bank of Florida Corporation;

Proposal 3 – The adjournment of the Annual Meeting to solicit additional proxies in the event there are insufficient votes to approve either of the foregoing Proposals; and

The transaction of any other business that properly comes before the Annual Meeting or any adjournment thereof.

The Board of Directors has fixed the close of business on February 25, 2008, as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting. You are encouraged to complete the enclosed Proxy Card or voting instruction form and return it in the postage prepaid, pre-addressed envelope. If you would like to vote in person, you will be permitted to revoke your proxy by attending the meeting and voting at that time.

By Order of the Board of Directors,

Arlette Yassa
Corporate Secretary

Naples, Florida

March 14, 2008

PROXY STATEMENT

2008 ANNUAL MEETING OF SHAREHOLDERS

GENERAL INFORMATION

This Proxy Statement is being furnished to Bank of Florida Corporation’s (referred to herein as “BOFL”) shareholders of record as of February 25, 2008. By this mailing, the Board of Directors is soliciting proxies for use at BOFL’s 2008 Annual Meeting of Shareholders. Our 2007 Annual Report, which includes our Form 10-K, is enclosed with this Proxy Statement. These documents provide important information about our business, including audited financial statements, and are first being mailed to our shareholders on or about March 14, 2008.

It is important that your shares are represented by proxy, or that you will be present to vote in person at the Annual Meeting. If you wish to vote by proxy, please complete the enclosed Proxy Card or voting instruction form and return it, signed and dated, in the enclosed postage-paid envelope. Even if you are planning to attend the Annual Meeting, we are also requesting that you submit the Proxy Card or voting instruction form. This will ensure that your shares are voted in the event you find that you will not in fact be able to attend the Annual Meeting. Proxies solicited by the Board of Directors will be voted in accordance with the directions given therein.

When and where is the Annual Meeting?

•	Thursday, April 24, 2008

•	4:30 p.m.

•	Corporate Headquarters

Community Room

1185 Immokalee Road

Naples, Florida 34110

What matters are being considered and what is the recommendation of our Board?

The Board recommends that you vote:

•	FOR – Proposal 1 - the election of thirteen directors, each to serve for a one year term;

•	FOR – Proposal 2 - the ratification of the appointment of Hacker, Johnson & Smith, P.A., as the independent auditors for BOFL for the fiscal year ending December 31, 2008; and

•	FOR – Proposal 3 - the adjournment of the Annual Meeting to solicit additional proxies in the event there are insufficient votes to approve any of the foregoing matters.

If you do not indicate a preference, the proxy holders will vote in accordance with the Board’s recommendations. Although the Board of Directors knows of no additional business that will be presented for consideration at the Annual Meeting, execution of the enclosed Proxy Card confers discretionary authority on the proxy holders to vote your shares in accordance with their best judgment on any other business that may properly come before the Annual Meeting, or any adjournment thereof.

VOTING PROCEDURES

Who is entitled to vote at our Annual Meeting and what constitutes a quorum?

Only holders of record of our common stock at the close of business on February 25, 2008, the shareholder record date, will be entitled to vote at the Annual Meeting. Record holders representing a majority of our outstanding common stock, present in person or represented by proxies, constitute a quorum.

What are the voting rights of our shareholders?

In accordance with Florida law and our Bylaws, directors will be elected at the Annual Meeting by a plurality of the votes cast, meaning the 13 individuals who receive the most votes will be elected to serve as directors. Any other matter on which shareholders vote at the Annual Meeting will be determined by the affirmative vote of a majority of the votes cast. The number of shares of our common stock outstanding as of February 25, 2008 was 12,779,020, held by approximately 532 shareholders of record. Each share of common stock entitles its owner to one vote upon each matter to come before the Annual Meeting.

A shareholder may abstain or withhold a vote with respect to any item submitted for shareholder approval. Abstentions and withheld votes will be counted as being present for purposes of determining the existence of a quorum, but will be counted as not voting in favor of any proposal brought before the Annual Meeting.

How do I vote?

The manner in which your shares may be voted depends on how your shares are held.

Shares Held of Record. If you own shares of record, meaning that your shares of common stock are represented by certificates or book entries in your name so that you appear as a shareholder on the records of our stock transfer agent, a Proxy Card for voting those shares will be included with this Proxy Statement. You may vote those shares by completing, dating, signing, and returning the Proxy Card in the enclosed postage pre-paid, pre-addressed envelope.

Shares Held in Brokerage Accounts. If you own shares through a brokerage firm (e.g., shares held in “street name”), you may instead receive a voting instruction form with this Proxy Statement that you may use to instruct your broker on how your shares are to be voted. As with a Proxy Card, you may vote your shares by completing, dating, signing, and returning the voting instruction form in the envelope provided. Many brokerage firms have arranged for internet or telephonic voting of shares and provide instructions for using those services on the voting instruction form.

In addition, if your shares are held in street name, under certain circumstances your brokerage firm may be permitted to vote your shares. Such entities have authority to vote their customers’ shares on certain routine matters, including the election of directors. When a firm votes its customers’ shares on routine matters, these shares are also counted for purposes of establishing a quorum to conduct business at the meeting. A brokerage firm cannot vote its customers’ shares on non-routine matters. Accordingly, these shares are not counted as votes against a non-routine matter, but rather not counted at all for these matters. There are no non-routine matters being considered at this year’s Annual Meeting.

Who can attend our Annual Meeting?

If you own common stock of record, you may attend the Annual Meeting and vote in person, regardless of whether you have previously voted by Proxy Card. If you own common stock through a brokerage account, you may attend the Annual Meeting, but in order to vote your shares at the Annual Meeting, you must obtain a “legal proxy” from the brokerage firm that holds your shares. You should contact your brokerage account representative to learn how to obtain a legal proxy. We encourage you to vote your shares in advance of the Annual Meeting by one of the methods described above, even if you plan on attending the Annual Meeting, so we will be able to determine if a quorum is present. You may change or revoke your proxy at the Annual Meeting in the manner described below, even if you have already voted by proxy.

May I change my vote after I mail my proxy card?

Any shareholder holding common stock of record may revoke a previously granted proxy at any time before it is voted, by delivering to us a written notice of revocation, or a duly executed Proxy Card bearing a later date, or by attending the Annual Meeting and voting in person. Any shareholder holding common stock through a brokerage firm may change or revoke previously given voting instructions by contacting the brokerage firm, or by obtaining a legal proxy from the brokerage firm and voting in person at the Annual Meeting.

STOCK OWNERSHIP OF PRINCIPAL SHAREHOLDERS

The following table contains information regarding the only shareholder known to us to be the beneficial owner of 5% or more of the outstanding shares of BOFL common stock as of the record date.

Name and Address of Beneficial Owner	Number of Shares		Percent of Class
Rooney Holdings, Inc. 1400 Gulf Shore Blvd. North, Suite 184 Naples, Florida 34102	931,530	*	7.29%

*	As disclosed in a Schedule 13G/A filed with the Securities and Exchange Commission on January 16, 2008.

CORPORATE GOVERNANCE

Director Independence

The Securities and Exchange Commission and the National Association of Securities Dealers have regulations and listing requirements that govern the corporate practices of NASDAQ listed companies such as BOFL. Throughout this Proxy Statement, references to a director or to directors being “independent” means that our Board of Directors has determined that the director or directors are “independent” as defined by NASDAQ Marketplace Rule 4200(a)(15).

In determining whether a director is “independent,” our Board of Directors broadly considers relevant factors and circumstances, including each director’s personal independence and the manner in which each director’s affiliations, both business and personal, might impair his or her independence. The Board of Directors considers any transactions and relationships between the director (and any member of his or her immediate family or their affiliates) and BOFL (and its subsidiaries and affiliates). Our Board of Directors also examines any transactions and relationships between directors and their affiliates and members of our senior management team and any member of their immediate family or affiliates. Since banking is a significant portion of our business, our Board of Directors has determined that a director’s independence is not affected where there is a loan between a subsidiary bank and the director, and that loan is on market terms, is performing in accordance with its contractual terms and has not been adversely classified or specially mentioned by any bank examiners.

An annual self-assessment of director independence is conducted by our Nominating and Corporate Governance Committee. In addition, the Nominating and Corporate Governance Committee, the Compensation Committee and the Audit Committee each undergo an annual assessment of their performance in accordance with their respective charters. The non-employee directors of the Board meet in executive session at each regularly scheduled meeting. Decisions on matters of corporate governance are made by our non-employee directors.

Code of Ethics

BOFL has adopted a Code of Ethics for Principal Financial Officers that applies to BOFL’s Chief Executive Officer, Chief Financial Officer and Principal Accounting Officer. This Code of Ethics was attached as Exhibit 14 to BOFL’s Annual Report on Form 10-Q for the quarter ended September 30, 2007. Each year, the Board of Directors also reviews, amends if necessary or desirable, and readopts a code of ethics that applies to all employees, officers and directors of BOFL and its subsidiaries. This more general code of ethics is posted on BOFL’s website at www.bankofflorida.com. In addition, copies of the codes of ethics and the committee charters referenced above are available in print to any shareholder who requests them by contacting Arlette Yassa, Corporate Secretary, at (954) 653-2064.

BOARD AND COMMITTEES

The Board of Directors of BOFL conducts its business through meetings of the full Board. During the year ended December 31, 2007, our Board of Directors held eight meetings.

All of our director nominees attended at least 75% of the total meetings of the Board of Directors and those Board committees on which each director served, except for Terry W. Stiles, who attended 66.7% of all such meetings. In addition, BOFL’s policy is to require its directors to attend its Annual Meeting of Shareholders. All of our directors, except for Terry W. Stiles, attended the 2007 Annual Meeting of Shareholders.

The Board has five standing committees – the Executive Committee, the Audit Committee, the Bank Secrecy Act/AML and Compliance Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee.

The Executive Committee has the authority of the Board of Directors when the Board is not in session. The Executive Committee may exercise all powers of the Board of Directors in the management of the business and affairs of BOFL under Florida law. The responsibilities of the Executive Committee are contained in the Executive Committee Charter, which is available on BOFL’s website. The Executive Committee met eight times in 2007 and its members are: Michael T. Putziger (Chairman), Donald R. Barber, Joe B. Cox, John B. James, LaVonne Johnson, Edward Kaloust, Michael L. McMullan, Harry K. Moon, M.D., and Ramon A. Rodriguez.

The Audit Committee is governed by the Fifth Amended and Restated Audit Committee Charter, which is included in this Proxy Statement as Exhibit A. Pursuant to this Charter, the Committee reviews BOFL’s auditing, accounting, financial reporting and internal control functions and policies, and selects our independent auditor and reviews its services. The Audit Committee met nine times in 2007 and its members are: Joe B. Cox (Chairman), Edward Kaloust, Pierce T. Neese, and Michael T. Putziger. The Board has determined that each member of the Audit Committee is independent. For further information regarding the Audit Committee, please see the next section entitled “Report of the Audit Committee.”

The Bank Secrecy Act/AML and Compliance Committee oversees BOFL’s and its subsidiaries’ adherence to federal and state banking laws and met five times in 2007. The members of the Bank Secrecy Act/AML and Compliance Committee are: Ramon A. Rodriguez (Chairman), Joe B. Cox, John B. James, Edward Kaloust, and Pierce T. Neese. John S. Chaperon, Executive Vice President and Director of Corporate Risk Management, also serves on this Committee. While not required, this Committee has adopted a Charter, which is available on BOFL’s website.

The Compensation Committee serves with regard to compensation and personnel policies, programs and plans, including management development and succession, and to approve employee compensation and benefit programs. A copy of the Third Amended and Restated Compensation Committee Charter is included in this Proxy Statement as Exhibit B. The Compensation Committee met nine times in 2007 with the following members: Harry K. Moon, M.D. (Chairman), H. Wayne Huizenga Jr., LaVonne Johnson and Edward Kaloust. On February 18, 2008, the Board added director Joe B. Cox to the Compensation Committee. The Board has determined that each member of the Compensation Committee is independent. For further information regarding the Compensation Committee, please see the “Compensation Committee Report” found elsewhere in this Proxy Statement.

The Nominating and Corporate Governance Committee considers and recommends nominees to our Board of Directors and also recommends for election the directors of our subsidiaries’ Boards of Directors. The members of the Nominating and Corporate Governance Committee in 2007 were: Michael T. Putziger (Chairman), LaVonne Johnson, Edward Kaloust, Harry K. Moon, M.D., and Terry W. Stiles. On January 19, 2008, the Board added director Edward Kaloust to the Nominating and Corporate Governance Committee. The Board has determined that each of the members is independent. A copy of the Third Amended and Restated Nominating and Corporate Governance Committee Charter is included with this Proxy Statement as Exhibit C. Through its Charter, the Nominating and Corporate Governance Committee considers and evaluates Board members and nominees, including shareholder nominees. The Nominating and Corporate Governance Committee also recommends the assignments of Committee memberships, develops training and educational programs for directors, annually reviews the Articles of Incorporation and Bylaws of BOFL, and reviews and considers potential conflicts of interests of members of the Board and the Executive Officers of BOFL. This Committee met twice in 2007.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees BOFL’s financial reporting process on behalf of the Board of Directors. The audit functions of the Audit Committee are primarily focused on four areas:

•	The integrity of BOFL’s financial reporting process and systems of internal controls;

•	The appointment, compensation, retention, and oversight of BOFL’s independent and internal auditors, as well as monitoring the independence of BOFL’s independent auditors;

•	The promotion of candid communications among the independent auditors, management, the Board, and legal counsel; and

•	The oversight of the financial reporting of all subsidiaries of BOFL.

The Audit Committee met with management periodically in 2007, to consider the adequacy of BOFL’s internal controls and the objectivity of its financial reporting process. These matters were discussed with BOFL’s independent auditors, Hacker, Johnson & Smith, P.A. (“Hacker, Johnson”). The Audit Committee also met with the independent auditors without management present. The independent auditors have unrestricted access to the members of the Audit Committee. The Audit Committee also selects the appointment of the independent auditors and periodically reviews their performance, fees, and independence from management.

The Audit Committee had determined that Mr. Neese, Mr. Cox and Mr. Putziger each have the requisite financial and auditing expertise to qualify as an “audit committee financial expert” as defined by the Securities and Exchange Commission Rules. Furthermore, BOFL has determined that each member of the Audit Committee is independent.

Management has primary responsibility for the preparation and accuracy of BOFL’s financial statements and the overall reporting process, including the system of internal controls. The independent auditors perform an audit of the annual financial statements prepared by management, express an opinion as to whether those financial statements fairly present BOFL’s financial position, results of operations, and cash flows, all in conformity with accounting principles generally accepted in the United States of America, and discuss with the Audit Committee any issues that arise.

The Audit Committee has reviewed BOFL’s audited financial statements as of, and for, the fiscal year ended December 31, 2007, and met with both management and BOFL’s independent auditors to discuss those financial statements. Management has represented to the Audit Committee that the financial statements were prepared in accordance with accounting principles generally accepted in the United States of America.

The Audit Committee has received from, and discussed with, Hacker, Johnson the written disclosure and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). These items relate to that firm’s independence from BOFL. The Audit Committee has also discussed with Hacker, Johnson any matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board that BOFL’s audited financial statements be included in BOFL’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, and filed with the Securities and Exchange Commission.

The foregoing report is submitted by the Audit Committee: Joe B. Cox (Chairman), Edward Kaloust, Pierce T. Neese, and Michael T. Putziger.

PROPOSAL 1 - ELECTION OF DIRECTORS

The Board of Directors is presently comprised of twelve members and will be set at thirteen members beginning at the Annual Meeting. The size of the Board is set by the Board of Directors pursuant to its authority under our Articles of Incorporation and Bylaws. A majority of our directors are independent. Each director serves for a one-year term, or until his or her successor has been empanelled.

Based on the recommendation of the Nominating and Corporate Governance Committee, the Board of Directors has approved a slate for the 2008 director elections. The thirteen nominees are: Donald R. Barber, Joe B. Cox, Bradford F. Douglas, John B. James, LaVonne Johnson, Edward Kaloust, Michael L. McMullan, Edward A. Morton, Pierce T. Neese, Michael T. Putziger, Ramon A. Rodriguez, L. Francis Rooney, III and Terry W. Stiles. Each director nominee has indicated his or her willingness to stand for election and to serve as directors if elected. Directors H. Wayne Huizenga, Jr. and Harry K. Moon, M.D. have elected not to stand for re-election. Should a director nominee become unable or unwilling to serve, proxies will be voted for the election of such other person as the Board of Directors may choose to nominate.

The affirmative vote of a plurality of the votes cast at the Annual Meeting is needed to elect each director. Abstentions and withheld votes will have the same effect as votes against a director nominee. To the best of our knowledge, no director nominee is being proposed for election pursuant to any agreement between that person and any other person.

Information relating to the business experience and age of each director nominee is set forth below. We have also included the same information for our non-director Executive Officers.

Director Nominees

Donald R. Barber, age 65, has been a director of BOFL since 2002 and a director of Bank of Florida – Southwest since 1998. Mr. Barber is the Vice Chairman of Boran Craig Barber Engel Construction Co., Inc. He is a graduate of the University of Florida and has served the construction industry in Naples for almost 40 years. Mr. Barber has been twice recognized as “Builder of the Year” by the Collier Building Industry Association, given the “Silver Beaver Award” by the Boy Scouts of America, and is a Laureate of Junior Achievement’s Business Leadership Hall of Fame. In addition to his professional affiliations with Associated Builders and Contractors, Collier Building Industry Association and Urban Land Institute, Mr. Barber currently is Chairman of the Education Foundation of Collier County’s Board Emeritus Council, a director of the Philharmonic Center for the Arts, and serves as Co-Chairman of the Building Committee at North Naples United Methodist Church.

Joe B. Cox, Esq., age 68, is Vice-Chairman of BOFL, Chairman of the Board of Bank of Florida Trust Company, and a Director of Bank of Florida – Southwest. He is a Partner of Cox & Nici, P.A., a law firm in Naples, Florida. Mr. Cox was first elected to BOFL’s Board in 1998. Mr. Cox received a Juris Doctorate in Law from the University of Tulsa Law School. He received his LLM in Estate Planning from the University of Miami. Mr. Cox is Board Certified by the Florida Bar in Estate Planning and Taxation. He is a Fellow of The American College of Trust & Estate Counsel. He is a member of the Collier County Bar Association, the Florida Bar Association, and the American Bar Association. Mr. Cox’s community activities include serving as Board Member of Naples Community Hospital Foundation, The Community School of Naples, and Moffitt Cancer Research Center. Mr. Cox has previously served as President of the following organizations: Collier County Heart Association, Forum Club, YMCA of Collier County Endowment Board, and Greater Naples Civic Association. Mr. Cox is also a Director and Chairman of the Audit Committee of the publicly traded Beasley Broadcast Group, Inc.

Bradford G. Douglas, age 51, is a new nominee to the Board and he has served as a director of Bank of Florida – Tampa Bay since its inception in 2004. He has been engaged in the development, sale, financing, and leasing of retail, office, warehouse, and multi-family products since 1980. He has represented retail tenants, institutional owners, developers, and individuals in commercial real estate development and investment brokerage transactions, as well as debt and equity placements. In 1998, co-founded HuntDouglas, a Florida based real estate development and acquisition company with a diverse portfolio of retail, industrial, and office properties throughout Florida and the United States. Mr. Douglas has previous experience with a regional mortgage firm and syndication group, as well as institutional disposition experience with a national brokerage firm.

John B. James, age 66, became Senior Executive Vice President and Chief Administrative Officer of BOFL in October 2006. From November 2005 until October 2006, he served as Executive Vice President and Director of Corporate Risk Management. He is also a founding director of BOFL, Bank of Florida – Southwest, and Bank of Florida Trust Company. From October 2001 until November 2005, Mr. James was Chief Executive Officer and President of Bank of Florida – Southwest. Mr. James retired from NationsBank (now Bank of America) on December 31, 1997, after over 30 years in banking. Prior to his retirement, Mr. James served as Executive Vice President of Corporate Banking for C&S Banks, headquartered in Atlanta, Georgia, President of the C&S Hillsborough County Bank, in Tampa, Florida, and was responsible for all banking activities in Lee, Collier, and Charlotte Counties for C&S Banks, Southwest Florida. Mr. James has been involved in many civic activities, including Collier County Educational Foundation Board, Junior Achievement of Southwest Florida, and the Economic Development Council of Collier County, and has participated in the Leadership Lee and Leadership Southwest Florida Programs. Following service in the United States Army, Mr. James received his Bachelor of Science degree in 1967 from Florida State University.

LaVonne Johnson, age 75, has been a director of BOFL and Bank of Florida – Southwest since their founding in 1998. Ms. Johnson is a retired planner and project director for Allegheny County, Pennsylvania. She has also owned and operated clothing stores for career women in Pittsburgh, Pennsylvania. Ms. Johnson received a Bachelor of Arts degree from the University of Pittsburgh, and a Master of Public Administration degree from the University of Pittsburgh Graduate School of Public and International Affairs. She recently received an Honorary Doctorate of Humane Letters from Gustavus Adolphus College in St. Peter, Minnesota. Ms. Johnson is active in her community, serving on the Arts Advisory Committee of the City of Marco Island, and as a docent at the Art League of Marco Island, where she also serves on the Foundation Committee. She is also a member of the American Association of University Women. Prior to moving to Florida, Ms. Johnson served on her Church Council, where she chaired its Education Committee and assisted with the establishment of a child care center. Ms. Johnson has also served on the Minnesota Board of Education and an Advisory Board that mentored at risk children.

Edward Kaloust, age 66, has been a director of BOFL and the Chairman of the Board of Bank of Florida – Tampa Bay since 2004. He also serves as a director of Bank of Florida Trust Company. He is from Tampa, Florida where he is an entrepreneur and investor, as well as the Chief Executive Officer and majority owner of Medi-Weightloss Clinics, LLC, which does business nationwide and is based in Tampa, Florida. Mr. Kaloust is a retired insurance executive, with over 40 years of business experience in the insurance industry. From 1969 to December 2003, he was the Managing Partner of New England Financial’s Florida operations. He is the only two-time Manager of the Year in that organization’s history. Mr. Kaloust is a former director of Marblehead Bank and Trust in Marblehead, Massachusetts, and is a graduate of American College in Bryn Mawr, Pennsylvania.

Michael L. McMullan, age 53, has served as a director and the Chief Executive Officer and President of BOFL since its inception in 1998. From 1998 to 2001, he served as the Chief Executive Officer of Bank of Florida – Southwest and in the same capacity at Bank of Florida – Southeast from its organizational phase until 2002. He was also a director of Liberty Share Draft & Check Printers until the company was sold in 2005. Mr. McMullan has over 30 years of banking experience, most of which has been as an executive officer or President. His banking experience in Florida began in 1990, when he became the Commercial Banking Executive for C&S Bank of Florida’s Jacksonville-area bank. He was transferred to Naples in 1991, where he was named Chief Operating Officer of C&S Bank of Florida’s Collier County Bank. Subsequent to the merger with NCNB, he was named Senior Banking Executive and Commercial Banking Manager of NationsBank, Collier County. In 1993, he accepted the position of Commercial Banking Executive for NationsBank’s Broward County Division and subsequently managed the Broward County and Palm Beach divisions and was the Florida Market Manager for NationsBank’s Financial Strategies Group. His last position with NationsBank, now Bank of America, was that of Manager of the Economic Development Office for the State of Florida. He has served on the Board of Directors of the United Way of Jackson, Mississippi and Broward County, Florida; the Boys and Girls Club of Broward County; and the Advisory Board of the Economic Development Councils in Collier County and Broward County. He has also served on the Boards of the Broward Workshop and the Florida Bankers Association. Mr. McMullan received a Bachelor of Business Studies from the Chair of Banking at the University of Mississippi in 1976, and in 1979 received a Master of Business Administration in Finance and Monetary Policy from Columbia University, New York.

Edward A. Morton, age 60, is a new nominee to the Board and is the Chairman of the Board of Bank of Florida – Southwest. He has been a Managing Director with Wasmer, Schroeder & Company, Inc., an investment advisory and portfolio management firm in Naples, Florida, since January 2007. In September 2006, he retired as Chief Executive Officer of NCH Healthcare Systems, Inc., the owner of Naples Community Hospital after a 35 year career there. He serves as a Commissioner for the Collier County Sheriffs Office, a Director of Florida Gulf Coast University Finance Corporation, Chairman Emeritus of Florida Gulf Coast University Foundation, the Immediate Past Chairman of the Greater Naples Area Chamber of Commerce, a Trustee of Youth Development Foundation and the Chair Elect of Leadership Collier Foundation. From 1969 to 1972, he served as a Captain in the United States Army and he received a Bachelor of Arts in Accounting from the University of Notre Dame in 1969 and a Masters of Business Administration from the University of Miami in 1982.

Pierce T. Neese, age 67, has been a director of BOFL since his appointment in 2007, following BOFL’s acquisition of Old Florida Bankshares, Inc., where he had served as a director. Mr. Neese is a semi-retired banking executive with over 48 years of experience in commercial and community banking. He also serves as the Chairman of the Board at United Security Bank headquartered in Sparta, Georgia, and its subsidiary, Bank of Woodstock in Woodstock, Georgia, where he has been a director since 1974. In addition, Mr. Neese is a member of the Board of Directors of Community Bank of Pickens County located in Jasper, Georgia. He also previously served for 25 years as the Chairman and Chief Executive Officer of Etowah Bank in Canton, Georgia.

Michael T. Putziger, Esq., age 62, is BOFL’s Chairman of the Board, and has been a director of BOFL since 2002, and of Bank of Florida – Southwest since 1999. He is the Vice Chairman of the WinnCompanies, a private real estate development company headquartered in Boston, Massachusetts, which develops mixed-use properties. Mr. Putziger is also counsel to the law firm of Murtha Cullina, LLP. He has served on the firm’s Board of Directors and its management committees for 30 years. Throughout his legal career, he has represented banks and bank holding companies in general corporate matters. Mr. Putziger is Chairman of the Board of Directors of First Community Bank, Woodstock, Vermont. He also serves as a director of DSCI

Corporation. Mr. Putziger is also a member of the Board of New Hampshire Thrift Bancshares, which is publicly traded. He has served as a director of First Bank in Chelmsford, Massachusetts, Shawmut Arlington Trust Company in Lawrence, Massachusetts, and The Hibernia Savings Bank and Emerald Isle Bancorp in Quincy, Massachusetts, as well as other financial institutions located in the Northeast. He received a Bachelor of Arts from Syracuse University and a Juris Doctor from Boston University.

Ramon A. Rodriguez, CPA, age 62, was first elected to BOFL’s Board in 2002. He is also a founding director of Bank of Florida – Southeast. Until March 2006, Mr. Rodriguez was Chief Executive Officer and President of Madsen Sapp Mena Rodriguez & Co., a public accounting firm located in Fort Lauderdale, Florida, when it was acquired by Crowe Chizek and Company, LLC. He is an owner of DME Corporation, a manufacturing company involved in the aerospace and defense business, and also serves on the Board of Directors of Republic Services, Inc., a solid waste company listed on the New York Stock Exchange. He received a Bachelor’s degree in Accounting in 1971 from Florida Atlantic University in Boca Raton, Florida. In 1983, he completed the Owner’s and President’s Management Program at Harvard Business School in Boston, Massachusetts. He is a former President of the Florida Institute of Certified Public Accountants and a former Chairman of the Florida Board of Accountancy. Mr. Rodriguez is an active Board member of a number of civic organizations, including the United Way of Broward County, WPBT Channel 2, Holy Cross Hospital and Broward Performing Arts Center. Mr. Rodriguez was previously a member of the Board of Directors of Barnett Bank of Broward County.

L. Francis Rooney, III, age 54, is a new nominee to the Board. He was the United States Ambassador to the Holy See (Vatican), from 2005 to 2008, and is the Chief Executive Officer of Rooney Holdings, Inc., Naples, Florida. Mr. Rooney has also served on the Board of Directors of BOK Financial Corporation and the Bank of Oklahoma (NASDAQ listed company), Helmerich and Payne, Inc. (New York Stock Exchange listed company), and Cimarex Energy Company (New York Stock Exchange listed company). He is a former member of the Advisory Board of the Panama Canal Authority. Mr. Rooney earned a Bachelor of Arts from Georgetown University and a Juris Doctor from Georgetown University Law Center.

Terry W. Stiles, age 60, was first elected to the Board of BOFL in 2004. He was a founding director of Bank of Florida – Southeast. Mr. Stiles is Chairman and Chief Executive Officer of Stiles Corporation, a multi-million dollar, full-service real estate development company headquartered in Fort Lauderdale, Florida. He assumed leadership of the Fort Lauderdale-based company in 1971 and under his direction Stiles Corporation has expanded from a primarily residential construction firm to a full-service commercial real estate development company with established regional offices in Fort Myers, Florida and Tampa, Florida. Mr. Stiles is actively involved in his community. In 1999, the City of Fort Lauderdale elected him “Citizen of the Year.” He was designated “1995 Leader of the Year” by Leadership Broward Foundation, and was selected by the United Way as a “community hero” to carry the torch in the 1996 Olympic cross-country relay. Mr. Stiles has also received numerous awards and honors from his professional affiliation including the NAIOP (National Association of Industrial Office Properties) National Developer of the Year in 2000. Mr. Stiles was the National President of NAIOP in 1997 and 1998. He is an active member of the Executive Committee of Broward Workshop and the Board of Directors of the Jack and Jill Children’s Center.

Non-Director Executive Officers

John S. Chaperon, age 59, has been the Executive Vice President and Director of Corporate Risk Management of BOFL since September 2006 and the President of Bank of Florida – Southeast since October 2007. Mr. Chaperon was an Executive Vice President and the Chief Credit Officer of BOFL from July 2005 until April 2006. From November 2002 until April 2006, Mr. Chaperon served as an Executive Vice President and the Senior Lender of Bank of Florida – Southeast. From April 2006 to August 2006, Mr. Chaperon served as President of Bristol Bank, Coral Gables, Florida, which was merged with Bank of Florida – Southeast in August 2006. Mr. Chaperon has more than 35 years of financial experience. Before joining BOFL he served as Chief Executive Officer and President of Gateway American Bank and Union Bank of Florida.

Tracy L. Keegan, age 42, joined BOFL as Executive Vice President and Chief Financial Officer on January 1, 2006. Prior to joining BOFL, Ms. Keegan served as the Chief Financial Officer of The Bankers Bank in Atlanta, Georgia from December 2004 to November 2005. Before then, she was employed as Senior Vice President, Controller, and Treasurer of The Prudential Banks in Atlanta, Georgia from November 1989 to October 2004. Ms. Keegan has more than 20 years of financial industry experience and is an active member of the American Institute of Certified Public Accountants and Financial Managers Society.

Roy N. Hellwege, age 50, became Director of Banking at BOFL in December of 2007. He joined the Company in 2003 as the President of Bank of Florida – Tampa Bay. Prior to joining the Company, he served as Bay Area President for Gold Bank from 2002 to 2003 and as Chief Executive Officer and President of Colonial Bank for Tampa Bay from 1999 to 2002. Prior to those positions, Mr. Hellwege had a 23 year career with SunTrust, culminating with serving as Regional President for the Tampa and St. Petersburg market.

Craig D. Sherman, age 50, is an Executive Vice President and the Chief Lending Officer of BOFL. Since November 2006, Mr. Sherman has also served as President of Bank of Florida – Southwest. From 1999 to 2003, he also served as Executive Vice President and Senior Lender of that institution. Mr. Sherman has over 20 years of banking experience, all of which is in the Southwest Florida area. Prior to joining Bank of Florida – Southwest in 1999, Mr. Sherman served as a Senior Vice President and as the Vice President and Commercial Team Leader for SouthTrust in Naples, Florida. Mr. Sherman is a 1979 graduate of Florida State University with a Bachelor of Science degree in finance.

BENEFICIAL STOCK OWNERSHIP OF DIRECTORS, NOMINEES

AND EXECUTIVE OFFICERS

The table below contains information regarding the beneficial ownership of our common stock of our directors, director nominees and non-director executive officers as of January 29, 2008. The percentage held by each person reflects the number of shares that the person owns, plus the number of shares that the person has the right to acquire pursuant to stock options or warrants that are presently exercisable or which become exercisable within the next 60 days.

(Table to follow on next page)

Name	Number of Shares Owned(1)	Right to Acquire(2)	% of Beneficial Ownership(3)
Donald R. Barber	56,600	16,277	—	(4)
John S. Chaperon	2,962	17,510	—	(4)
Joe B. Cox	92,938	23,333	—	(4)
Bradford G. Douglas	50,000	0	—	(4)
Roy N. Hellwege	7,000	23,070	—	(4)
H. Wayne Huizenga, Jr.	87,500	1,645	—	(4)
John B. James	29,876	40,203	—	(4)
LaVonne Johnson	270,395	21,069	2.28%
Edward Kaloust	23,585	10,854	—	(4)
Tracy L. Keegan	2,450	5,744	—	(4)
Michael L. McMullan	21,084	110,500	1.02%
Harry K. Moon, MD	35,068	19,334	—	(4)
Edward A. Morton	5,300	2,290	—	(4)
Pierce T. Neese	165,673	0	1.30%
Michael T. Putziger	162,860	7,416	1.33%
Ramon A. Rodriguez	33,110	18,755	—	(4)
L. Francis Rooney, III	931,530	0	7.29%
Craig D. Sherman	9,825	33,060	—	(4)
Terry W. Stiles	210,630	4,450	1.68%

All Directors, Nominees and Executive Officers as a Group (19 individuals)	2,198,386	355,510	19.44%

(1)	Includes shares for which the named person:

• has sole voting and investment power;

• has shared voting and investment power with a spouse, or

• holds in an IRA or other retirement plan program, unless otherwise indicated in these footnotes.

(2)	Includes shares that may be acquired by exercising stock options and/or warrants that are currently exercisable or which become exercisable within 60 days of the record date.
(3)	The determination of “beneficial ownership” of our common stock is based upon Rule 13d-3 under the Securities Exchange Act of 1934, which provides that shares will be deemed to be “beneficially owned” where a person has, either solely or in conjunction with others, the power to vote or to direct the voting of shares and/or the power to dispose, or to direct the disposition of shares.
(4)	Less than 1%.

The Board of Directors Recommends that Shareholders Vote “For” the Election of the Thirteen Director Nominees.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The Compensation Committee

BOFL’s Board of Directors’ Compensation Committee (“Committee”) is composed of only independent directors. The Committee is responsible for overseeing the executive and Board compensation programs of BOFL and its four subsidiaries (collectively the “Company”). Specific duties and responsibilities are detailed in the Committee’s Third Amended and Restated Compensation Committee Charter, which is included in this Proxy Statement as Exhibit B. The Committee’s responsibilities, as it pertains to executive and director compensation, include:

•	Recommending to the Board the compensation of BOFL’s executive officers (including those named in this Proxy Statement) and the senior executives of the Company’s subsidiaries (“Executive Officers”);

•

Ensuring that BOFL develops, implements, and maintains executive reward systems that are contemporary, competitive, reasonable, and motivating with respect to an Executive Officer’s performance and contribution to the Company;

•	Performing an annual assessment of the Chief Executive Officer’s performance;

•	Reviewing executive supplemental benefits, retirement benefits, and special compensation programs of the Company and, when necessary, recommending changes to the Board;

•	Establishing guidelines and approving participation in qualified and non-qualified plans;

•	Reviewing and, when appropriate approving, the form and amount of all awards granted pursuant to BOFL’s stock compensation plans;

•	Establishing, in consultation with BOFL’s Chief Executive Officer, a reasonable and competitive general compensation philosophy for the Executive Officers;

•	Reviewing and recommending to the Board the form and amount of compensation paid to the Company’s outside directors;

•	Implementing and evaluating perquisites, employment agreements and change in control agreements; and

•	Ensuring that BOFL has proper management succession.

In 2007, the Committee met nine times. Meeting minutes and reports were kept and distributed to each member of the Committee, other non-Executive Officer members of the Board who are not on the Committee and the Secretary of the Company for record-keeping purposes.

Consultants

The Committee has the sole authority to retain and terminate a consulting firm to assist in the evaluation of the compensation of the Chief Executive Officer and other Executive Officers. As part of the process of selecting compensation consultants, the Committee considered various firms’ practices and approaches to maintaining independence.

The Committee utilized the services of Leadership Strategies, LLC (“Leadership”) to provide advice regarding Executive Officer and director compensation as disclosed in this Proxy Statement. Leadership assisted the Committee in conducting an assessment of general market compensation practices and the compensation levels of the Company’s Executive Officers. Leadership provided market information and analysis of industry trends utilizing compensation information of financial institutions with total assets of $500 million to $1.5 billion as background to its recommendations to the Committee regarding base salary, bonuses, and short- and long-term incentives.

The information provided by Leadership is referred to in this assessment as the “Markets” or “Market Data.” The Market Data was used to help establish and monitor total direct compensation levels recommended for the Company’s Executive Officers in 2006, 2007, and 2008. The review was limited to an assessment of conditions in our Markets and the Southeastern United States.

More specifically, the Market Data consisted of a customized 2007 compensation peer group and market compensation surveys (the “Compensation Peer Group”). The Compensation Peer Group (which is periodically reviewed and updated by the Committee) consists of financial service organizations such as commercial banks and savings and loan associations against which the Committee believes BOFL competes for talent and which are similar in organizational size and operational structure. The Compensation Peer Group was comprised of 126 financial institutions, with assets ranging from $500 million to $1.5 billion. As a reference, a representative sample of the financial institutions included in the Compensation Peer Group were: Bancorp Rhode Island, Center Bancorp, Inc., Centerstates Bank of Florida, Inc., Colony Bancorp, Inc., Enterprise Financial Services, Inc., First Mariner Bancorp, First Security Group, Inc., MBT Financial Corp., Metrocorp Bancshares, Inc. Seacoast Banking Corp., and TIB Financial Corporation. Of those, TIB Financial Corp., Seacoast Banking Corp., and Centerstate Banks of Florida, Inc. are Florida-based companies. In utilizing the Compensation Peer Group, Leadership Strategies used an algorithm to normalize the significantly smaller or larger members’ executive compensation levels to an equivalent of BOLF’s $1.3 billion asset size. Based upon the study, the Committee determined that base salaries and incentive compensation targets and earned amounts were , in the aggregate, slightly above, the current market practices for financial institutions of similar size and performance.

Consideration of an upcoming year’s total compensation starts at the beginning of the fourth quarter the previous fiscal year. Final decisions regarding 2007 bonuses were made at the Committee’s January 2008 meeting. At that meeting, the Committee reviewed the prior year’s performance and the status of prior awards of long-term incentive compensation. The Committee also established base salary levels for Executive Officers taking into consideration BOFL’s performance goals for 2008. In 2007, the Committee also made long-term incentive compensation awards and changes in compensation at other meetings throughout the year upon the occurrence of promotions or new hires.

With regard to stock options, the grant dates of the awards are typically the close of business 30 days after a promotion or hire date, or January 2 with regard to existing employees. Last year, the grant date of stock options for existing employees was January 3, 2007, with the salary adjustments for existing employees effective on January 2, 2008.

The Company’s Chief Financial Officer and the Senior Vice President of Human Resources compile information for the Committee’s consideration for purposes of evaluating existing and proposed compensation packages. BOFL’s Chief Executive Officer was also involved in making compensation recommendations for the other Executive Officers, which were then considered by the Committee with the assistance of Leadership.

The Committee also received advice from Hewitt & Associates, Inc. (“Hewitt”) and Leadership regarding acceptable perquisites for Executive Officers of the Company and assisted in the review of the Expense Management Policy, which resulted in the creation of a revised Expense Management Policy and a separate Third Party Vendor Policy, both of which went into effect on August 29, 2007. Management engaged Clark Consulting (“Clark”) to provide a market analysis of bank executive compensation in the Company’s Markets. The Committee reviewed the information provided by Clark, but relied on the recommendations of Leadership, which incorporated the analysis provided by Clark in its expanded Compensation Peer Group size of 126 financial institutions.

The Matthews’ Group (“Matthews”) was also engaged by the Committee to develop a non-qualified deferred compensation plan for a limited number of key executives of BOFL as identified by the Chief Executive Officer as being critical for the implementation of the Company’s long-term objectives. The deferred compensation plan document is currently being drafted, with the intent to include three executives as participants, other than the Chief Executive Officer who is covered by a supplemental executive retirement plan (“SERP”). See “Deferred Compensation Plans.”

In performance of their duties, Leadership, Hewitt, Matthews, and Clark interacted with the Company’s management and Corporate Counsel. Leadership also consulted with the Chairman of the Committee and attended most of the Committee meetings.

Objectives and Philosophy

The executive compensation program for BOFL is designed to: (i) attract and retain high quality Executive Officers that are critical to the long-term success of the Company; and (ii) make a portion of each Executive Officer’s potential compensation contingent upon performance, so that he or she is rewarded for contributing towards BOFL’s achievement of its short-term business and long-term strategic goals. The Committee determines target base and total direct compensation levels for each of the Company’s Executive Officers based on several factors, including, but not limited to:

•	The Executive Officer’s role and responsibilities;

•	The significant and perhaps unexpected business challenges that the individual Executive Officer has faced or is likely to face;

•	The total compensation of Executive Officers who perform similar duties at other companies;

•	The total compensation for the Executive Officer during the prior fiscal year;

•	How the Executive Officer has contributed to the Company’s performance during the prior year; and

•	How the Executive Officer may contribute to the Company’s future success.

Competition for Qualified Executives

BOFL, national, regional, and local financial institutions, along with start-up financial institutions, all compete for a limited number of qualified executives located in our major Florida “Markets” (defined as Lee, Collier, Broward, Miami-Dade, Palm Beach, Hillsborough, and Pinellas Counties). The Committee’s goal is to design a compensation program that will attract and retain Executive Officers by rewarding Executive Officers for performance in relationship to the achievement of corporate and personal performance goals. Ideally, the Committee tries to target the executive’s compensation to generally fall near the market median for comparable positions reflected in relevant market data if target levels for the performance measures are achieved. “Total direct compensation” is comprised of the base salary, annual incentives, and long-term incentive compensation paid to the Executive Officers. In 2007, compensation levels were near the market median based on the individual’s experience and the Company’s specific needs. The base salary levels for the Executive Officers for 2008 are now slightly higher than the market median of BOFL’s Compensation Peer Group. The Committee believed the increases in base salary levels were justified based on the individual Executive Officer’s performance and expected goals for 2008. All benefits provided to the Executive Officers are customary for senior executives of financial institutions in our Markets. To date, annual cash incentives (i.e., cash bonuses) have been based on the Company’s overall performance and the individual Executive Officer’s performance for that particular year, as determined (in consultation with the Committee) by the Chief Executive Officer.

The Committee also considers limited benefits and other compensation and amounts payable to Executive Officers. This other compensation includes retirement benefits and contingent benefits, which may be payable in a situation involving a change of control of the Company. The nature of this other compensation is somewhat different, because it involves compensation that may be paid in the future depending upon the occurrence of certain circumstances.

Long-term compensation is intended to recognize over the long-term, services rendered to the Company, and to keep our overall compensation packages for executives comparable to that of our competitors and similar financial institutions, so that the Company may attract and retain high quality Executive Officers. As previously mentioned, the Company has a SERP for the Chief Executive Officer and is currently considering a similar type of deferred compensation plan for a limited number of key Executive Officers. The SERP liability is informally funded through Bank Owned Life Insurance (“BOLI”), an asset of the Company. In addition to the SERP, the Company also maintains a 401(k) Plan. The Committee believes that these plans, in the aggregate, are necessary to effectively compete for, retain, motivate and reward our executives.

As with other financial institutions, BOFL provides various other benefits to its Executive Officers. Many of these, such as health and disability insurance, are provided to most salaried employees on substantially the same basis. In many respects, these benefits have historically been driven by reference to the Company’s past practices, as well as benefits being provided by other competitors in our Markets. BOFL also provides other limited perquisites (country club memberships, health club memberships, leased automobiles, and automobile allowances) to Executive Officers, depending upon their positions within the Company.

In the event of a change of control, Executive Officers of financial institutions typically endure a great deal of pressure, including uncertainty concerning their own employment future. Many of BOFL’s competitors have provided their executives with change in control or severance agreements and other benefits in the event there are certain terminations of employment within a specified period following a change of control. Such contractual arrangements help assure that the executives will provide their full attention and commitment during the transaction negotiation process. The Committee believes these types of agreements are important to the Company. Presently, BOFL has two employment agreements, which are with its Chief Executive Officer and its Chief Loan Officer. Going forward, the intended policy is that the Chief Executive Officer will be the only Executive Officer to be offered an employment agreement. In place of employment agreements, the Company has provided Change in Control Agreements to its other Executive Officers. The Committee believes these agreements are necessary to be able to attract the management talent necessary to enable the Company to reach its goals and fulfill its mission.

Total Compensation – Cash and Stock Incentives

BOFL’s total compensation consists of five components:

•	Base salary;

•	Cash performance-based annual incentive;

•	Stock options;

•	Deferred compensation (qualified and nonqualified); and

•	Other benefits and perquisites as described in this Proxy Statement.

Base Salary

When determining base salary, the Committee takes into consideration a number of factors, including Market Data, prior salary, current job responsibilities and any changes in job responsibilities, achievement of specified Company goals, individual experience, demonstrated leadership, performance potential, actual performance, and retention considerations. These factors are not weighted or ranked in any particular fashion.

The result of the 2007 Executive Compensation Study by Leadership and Clark concluded that Executive Officer salaries in general were near median market levels in the aggregate, both relative to BOFL’s Compensation Peer Group and market compensation surveys weighted at a $1.5 billion institution. The base salary levels for 2008, in the aggregate, are slightly above the market median, due to the base salaries of the Chief Executive Officer, Senior Executive Vice President, and Chief Financial Officer being set at the higher end of the median range.

Annual Incentives

Annual cash incentives are awarded to our Executive Officers based upon their individual performance and the Company’s performance, as a whole. Each individual Executive Officer has a target bonus opportunity, which in 2007 was in a range of up to 50% of his or her base salary.

In 2007, the Committee considered the Chief Executive Officer’s recommendations for the compensation of the Executive Officers. The primary performance measures for the Executive Officers were based on the Company’s objectives for 2007, including organic growth, the completion of the Old Florida Bankshares, Inc. acquisition and the core systems information technology conversion, as well as other factors measurable for each Executive Officer. The subsidiary Executive Officers were primarily measured on the performance of the respective subsidiaries, which took into account, meeting or exceeding plan performance goals, staff retention, and training. The Chief Executive Officer’s annual cash incentive was based on his attaining certain management based objectives, which the Committee determined were met in 2007.

In 2007, the Committee believed that the Company’s performance met the targeted objectives, which would have qualified most of the Executive Officers to receive a bonus of up to 50% of their base salary. Due to the downturn in the Florida real estate market, the Chief Executive Officer recommended that the bonuses for 2007 be reduced by 10%. Based on that recommendation, the Committee awarded $480,000 in bonuses to the Executive Officers. Cash incentives to Executive Officers, other than the Chief Executive Officer, ranged between 27% and 35% of their base salaries. The Chief Executive Officer’s bonus was 45% of his base salary.

Long-Term Incentive Compensation

BOFL also provides long-term incentive compensation to Executive Officers through the 2006 Stock Compensation Plan (the “Plan”), which is described in detail following this Compensation Discussion and Analysis. The Committee believes stock-based compensation makes the financial interests of management more in line with the shareholders’ interest, since the ultimate value of stock-based compensation is directly tied to the value of BOFL’s stock.

The Plan allows us to grant stock options, stock appreciation rights, restricted stock, and restricted stock units. These types of awards measure financial performance over a longer period of time, compared to more conventional methods of compensation.

When granting awards, the Committee generally takes into account the following subjective and objective factors:

•	each Executive Officer’s level of responsibility;

•	each Executive Officer’s contributions towards BOFL’s successful operations;

•	retention considerations; and

•	the practices of other comparable companies in our Markets.

Prior to making a grant, the Committee also considers the Company’s current share price, the volatility of the share price, and potential dilution. The Committee believes that using BOFL’s stock for a significant portion of these awards helps further align the interests of the Executive Officers with those of our shareholders, by providing the Executive Officers with an additional equity stake in the Company.

The Company does not have a formal policy regarding the ownership of BOFL’s stock by our Executive Officers. Executive Officers are, however, encouraged to maintain significant equity stakes in BOFL. In 2007, the Board of Directors updated BOFL’s Insider Trading Policy, which among other items, discourages and places restrictions on the ability of Executive Officers, employees and directors from the pledging of or hedging of their BOFL stock.

Stock Options

On January 3, 2007, the Committee granted stock options for 26,350 shares to Executive Officers, other officers, employees, and new hires. The amounts of the grants were based upon each employee’s performance during 2006. The individual awards were determined through consultations with and recommendations by the Chief Executive Officer and the Committee’s outside compensation consultant, also taking into account what the Company’s competitors were providing their executives in our Markets. At the January 18, 2008 meeting, the Committee granted stock options for 20,500 shares of stock to four new senior officers. No stock option grants were awarded to any other Executive Officers.

The Committee considered the total recommended grant size as compared to outstanding shares, expected dilution and the expense attributable to the grant. With respect to the actual size of ranges of stock option awards, the Committee used the Black-Scholes pricing model (a formula widely used to value exchange-traded options and to determine the present value of option awards). All of the stock option grants in 2007 have had an exercise price equal to the closing price of BOFL’s common stock on the grant date and vest in five equal annual increments beginning on the first anniversary following the date of the grant. Recognizing the benefits to the Company of non-qualified stock option grants, the stock option grants in 2007 were non-qualified.

Deferred Compensation Plans

In 2007, with Matthews’ assistance, the Committee considered various deferred compensation plans for a number of key Executive Officers. The Committee’s goal was to create a deferred compensation plan that is cost efficient to the Company, but that also provides retention incentives for its Executive Officers. The Committee considered a number of proposals and alternatives, but ultimately decided to limit the number of eligible participants to three key Executive Officers suggested by the Chief Executive Officer, with the concurrence of the Committee that were considered to be essential to the Company’s long-term objectives.

Other Benefits and Perquisites

BOFL’s Executive Officers also receive other benefits, which are also available to our other employees. For example, we provide Executive Officers and other salaried employees with health and disability insurance, vacation pay, and sick pay. BOFL currently leases the Chief Executive Officer’s automobile and provides car allowances to eight other Executive Officers in amounts that are within the commonly practiced expense range. Executive Officers are also provided with country club and/or health club memberships (depending upon their position) and reimbursement of “business development expenses.” The Executive Officers are responsible for reimbursing the Company for any “social expenses” incurred, except to the extent that they are specifically, directly, and exclusively made in connection with business development dinners and social events with directors, investment bankers, and potential bank customers. Recognizing shareholder concerns, the Committee reduced the number of perquisites that were provided to Executive Officers generally.

2007 Direct Compensation for BOFL’s Chief Executive Officer

Michael L. McMullan is the Chief Executive Officer and President of BOFL and is also a member of the Board. BOFL entered into an employment agreement with Mr. McMullan, effective as of February 2005 (the “Employment Agreement”). In 2007 Mr. McMullan’s annual base salary was $307,000. Under the terms of his Employment Agreement, his salary is subject to annual review by the Committee and the Board of Directors. Mr. McMullan’s Employment Agreement also provides that he is eligible for an annual incentive bonus of up to 50% of his base salary. For service in 2006, Mr. McMullan received an annual incentive bonus, paid in 2007, of $125,000 (46.8% of his base salary). For service in 2007, Mr. McMullan received an annual incentive bonus, paid in January 2008, of $138,500 (45% of his base salary). His Employment Agreement provides for a three-year term, and is automatically renewed daily. The daily renewals, which will terminate on January 1, 2009, can also be terminated earlier upon either party’s notice to the other party. The Committee is also required to semi-annually review Mr. McMullan’s performance to determine if the Employment Agreement renewals should continue. The Committee reviewed Mr. McMullan’s performance in 2007 and elected to continue the daily renewals in 2008.

The Employment Agreement provides that Mr. McMullan’s employment may be terminated with or without cause, but that in the latter case, Mr. McMullan would be entitled to receive a severance payment equal to the amount due for the remainder of the term of his Employment Agreement, as well as being permitted to participate in any employment benefit plans for the remaining term of his Employment Agreement, or until such time as he is able to participate in a comparable plan provided by another employer. In the event the remaining term of his Employment Agreement is less than six months, he will be entitled to six months base salary as severance to coincide with his covenant not to compete. If Mr. McMullan is terminated for cause, he will not be entitled to any benefits or compensation, other than what has been accrued. Dismissal for cause can be appealed under certain circumstances, within a defined period. Upon receipt of the notice of the appeal, BOFL must submit the matter to arbitration. The decision of the arbitrator is binding on the parties and is non-appealable.

In the event Mr. McMullan should become permanently disabled, he will be entitled to receive $125,000 per year until the earlier of his being employed full-time by another employer, his attaining 75 years of age, or his death. The disability payment will be offset by any available disability insurance, Social Security Insurance, bank-owned life insurance, supplemental retirement plan payments, or any payments received from other similar government or employer-sponsored plans or programs. The Employment Agreement has a non-compete and non-solicitation provision, whereby Mr. McMullan may not, without BOFL’s written consent, either directly or indirectly, serve as an employee of any financial institution within Broward or Collier Counties, or solicit any Company customer or employee, for a period of six months after a termination of his employment.

Retirement Benefits

Retirement benefits are intended to recognize over the long term services rendered to the Company and to keep our overall pay packages for executives comparable to that of other companies in our Markets so that we can attract and retain high quality Executive Officers. As previously discussed in this analysis, the Company maintains a SERP for the Chief Executive Officer, which is informally funded through BOLI, an asset of BOFL. The SERP, which was established in 2004 and amended in 2005, provides for cliff vesting, wherein at age 56 the Chief Executive Officer would be vested 70%, with full vesting at the age of 59. In the event of a change in control of the Company or his death, the Chief Executive Officer’s retirement benefits would become fully vested. Under the terms of the SERP, at retirement the Chief Executive Officer will be entitled to receive 60% of his base salary at the time of his retirement until age 85. In the event of his death, his wife will be entitled to receive 80% of his benefit until her death.

Other Benefits to Executive Officers and Employees

The Company maintains a 401(k) Plan for its employees. The 401(k) Plan permits participants to defer additional portions of their salary for retirement. The Company matches 50% of eligible participants’ deferrals, up to a total match of 4% of a participant’s salary. The Committee believes it is appropriate to maintain these additional contributory plans, with the matching feature, to provide an additional incentive for the participants to also plan for their own retirement. In 2007, the Company’s contribution to the 401(k) Plan was $443,985.

Change in Control and Other Employment-Related Agreements

Each of our Executive Officers has either an Employment Agreement or a Change in Control Agreement that will provide him or her payments upon a change in control of BOFL or upon a termination without cause.

Michael L. McMullan’s Employment Agreement provides that if he is terminated without cause, he will be receive a severance payment equal to the amount due for the remainder of the term of the Employment Agreement, which was $1,164,600 on December 31, 2007. He is also to receive life, health and disability coverage for one year after any such termination, In the event of a change in control (regardless of whether his employment is terminated), he is to receive a payment equal to 2.9 times his current salary plus the average of his two most recent bonuses. In addition, Mr. McMullan’s SERP will also fully vest upon a change in control. The present estimated value of that benefit is $3,202,500. To receive these benefits, Mr. McMullan will be subject to a six month non-compete agreement in Collier and Broward Counties, Florida and a twelve month non-solicitation agreement (covering employees and customers). In addition, Mr. McMullan will be bound by a confidentiality agreement and will be obligated to provide post-termination cooperation in proceedings such as litigation or regulatory examinations.

Tracy L. Keegan’s Change in Control Agreement provides for a single trigger, in that if Ms. Keegan’s employment is terminated without cause and incident to a change in control or if Ms. Keegan terminates her employment for any reason within six months of a change in control, she is to receive a lump sum payment equal to two-and-one-half times her highest base salary during the three years preceding the change in control. On December 31, 2007, that amount would have been $450,000. In addition, Ms. Keegan would also receive life, health and disability coverage for six months in such instances. To receive these benefits, Mr. Keegan will be subject to a six month non-compete agreement in every county in which BOFL or a subsidiary has an office and a twelve month non-solicitation agreement (covering employees and customers).

John B. James’ Change in Control Agreement provides for a double trigger, in that if Mr. James’ employment is terminated without cause and incident to a change in control or if Mr. James terminates his employment following a change in control after which he is not offered the same position and salary, he is to receive a lump sum payment equal to two times his highest base salary during the three years preceding the change in control. On December 31, 2007, that amount would have been $380,000. In addition, Mr. James would also receive life, health and disability coverage for six months in such instances. To receive these benefits, Mr. James will be subject to a six month non-compete agreement in Collier and Lee Counties, Florida and a twelve month non-solicitation agreement (covering employees and customers).

Roy N. Hellwege’s Change in Control Agreement provides for a double trigger, in that if Mr. Hellwege’s employment is terminated without cause and incident to a change in control or if Mr. Hellwege terminates his employment following a change in control after which he is not offered a comparable position and salary, he is to receive a lump sum payment equal to two-and-one-half times his highest base salary during the three years preceding the change in control. On December 31, 2007, that amount would have been $462,500. In addition, Mr. Hellwege would also receive life, health and disability coverage for six months in such instances. To receive these benefits, Mr. Hellwege will be subject to a six month non-compete agreement in Collier, Lee, Broward, Miami-Dade, Hillsborough and Palm Beach Counties, Florida.

John S. Chaperon’s Change in Control Agreement provides for a single trigger, in that if Mr. Chaperon’s employment is terminated without cause and incident to a change in control or if Mr. Chaperon terminates his employment for any reason within six months of a change in control, he is to receive a lump sum payment equal to two-and-one-half times his highest base salary during the three years preceding the change in control. On December 31, 2007, that amount would have been $462,500. In addition, Mr. Chaperon would also receive life, health and disability coverage for six months in such instances. To receive these benefits, Mr. Chaperon will be subject to a six month non-compete agreement in every county in which BOFL or a subsidiary has an office and a twelve month non-solicitation agreement (covering employees and customers).

Craig D. Sherman’s Employment Agreement became effective on September 1, 2005 and had an initial two-year term. The Employment Agreement also provides for annual one year renewals on each anniversary of the effective date; provided however, the automatic renewals may be terminated upon either party’s notice to the other party. The Committee must review the Employment Agreement annually to determine whether or not to continue with the renewals. Mr. Sherman is eligible to receive a performance bonus not to exceed 25% of his annual base salary. Mr. Sherman is also subject to a non-compete provision substantially similar to Mr. McMullan’s. Under the terms of Mr. Sherman’s Employment Agreement, he is entitled to receive a cash payment equal to 2.5 times his then current base salary in the event of a “change in control” as defined in the Employment Agreement. The Employment Agreement also provides that Mr. Sherman’s employment may be terminated with or without cause, but in the latter case, he will be entitled to receive a severance payment equal to the amount due for the remainder of the term of his Employment Agreement, as well as being permitted to participate in any employment benefit plans for the shorter of one year or until such time as he is able to participate in a comparable plan provided by another employer. In the event the remaining term of his Employment Agreement is less than six months, he will be entitled to six months base salary as severance to coincide with his covenant not to compete. If Mr. Sherman is terminated for cause, he will not be entitled to compensation or any benefits, other than what has been accrued.

In addition to the two Employment Agreements and four Change in Control Agreements described above, BOFL also has five other Change in Control Agreements with other officers of BOFL or its subsidiaries. The Change in Control Agreements have what are referred to as “single” and “double triggers.” Beginning in 2008, Executive Officers named in the compensation disclosures of BOFL’s Proxy Statement will be provided with single trigger Change in Control Agreements, which provide the Executive Officers with severance benefits at the time the change in control is consummated. Unnamed Executive Officers will be provided with double trigger Change in Control Agreements, i.e., in that in addition to a change in control of BOFL, the executive must be terminated or not offered a similar position with comparable compensation benefits, in order to receive any termination benefit. The distinction between “single” and “double” trigger Change in Control Agreements was implemented by the Committee after lengthy consultation with Leadership.

Under either of the above scenarios, the amount of an individual’s termination benefit ranges from 1.5 times to 2.5 times the officer’s salary, depending upon the officer’s position within the Company. The benefits include a lump sum cash payment and continued health benefits for a limited period of time. In addition, individual stock option agreements provide for full acceleration of all outstanding and unvested equity awards, in the event of a change in control. BOFL believes these types of agreements are necessary in order to be able to attract and retain key executives.

Tax Aspects of Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) generally limits the corporate tax deduction for compensation paid to the Executive Officers that is not “performance based” to $1 million annually per Executive Officer. The annual and long-term incentive plans are designed so that awards granted to the covered individuals meet Section

162(m) requirements for performance-based compensation, and thus, these awards should not be counted toward the $1 million limitation on tax deductions for an Executive Officer’s compensation in any fiscal year. The annual and long-term incentive plans give BOFL flexibility to pay qualifying performance-based compensation and it is our intention to structure compensation so that Section 162(m) does not adversely affect the Company’s tax deduction. However, there may be instances in which we determine that we cannot structure compensation accordingly. In those instances, the Committee may elect to structure elements of compensation (such as certain qualitative factors in annual bonuses) to accomplish business objectives that it believes are in the best interests of the Company and its shareholders, even though doing so may reduce the amount of BOFL’s tax deduction for said compensation.

Other provisions of the Code also can affect the decisions which the Committee makes. Under Section 280G of the Code, a 20% excise tax is imposed upon Executive Officers who receive “excess” payments upon a change in control of a public corporation to the extent the payments received by them exceed an amount approximating three times their average annual compensation. The excise tax applies to all payments in excess of an amount equal to the base annual compensation, determined by a five year average. A company also loses its tax deduction for “excess” payments. The Company’s Change in Control Agreements do not provide for “gross ups” so that the Executive Officer is responsible for any tax consequences. In 2007, the Committee has also considered the implications of the existing and proposed change to Section 409A of the Code and is working with Corporate Counsel and outside counsel to address any potential concerns with existing compensation benefits.

Accounting for the long-term incentive compensation (e.g., expensing of stock options) is compliant with FASB 123R and BOFL’s deferred compensation arrangement with its Chief Executive Officer is compliant with new Section 409A of the Code and the newly issued Treasury Regulations promulgated thereunder.

COMPENSATION COMMITTEE REPORT

The duties and responsibilities of the Compensation Committee (“Committee”) of the Board of Directors are set forth in a written charter (the “Third Amended and Restated Compensation Committee Charter”) adopted by the Board. The Charter is included with this Proxy Statement as Exhibit B and is posted on BOFL’s corporate website at www.bankofflorida.com. The Committee reviews and reassesses this Charter annually and recommends any changes to the Board for approval.

As part of the exercise of its duties, the Committee has reviewed and discussed the above “Compensation Discussion and Analysis” contained in this Proxy Statement with management. Based upon that review and those discussions, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be incorporated by reference in the Company’s Annual Report on Form 10-K and included in this Proxy Statement.

The foregoing report is submitted by the 2007 Compensation Committee: Harry K. Moon, MD, Chairman, Joe B. Cox, H. Wayne Huizenga, Jr., Edward Kaloust, and LaVonne Johnson.

Compensation Tables

The following tables provide detailed information regarding the compensation paid by the Company to its Chief Executive Officer, Chief Financial Officer, and its three other most highly paid Executive Officers. These five officers are referred to as the “Named Executive Officers” in the following discussion.

Summary Compensation Table

The following Summary Compensation table provides general information concerning the total compensation paid to the Named Executive Officers.

Name and Principal Position	Year	Salary		Bonus(1)		Option Awards		All Other Compensation			Total
Michael L. McMullan Chief Executive Officer/President	2007 2006	$ $	307,000 267,000	$ $	138,150 125,000		$34,916 —	$ $	37,388 26,918	(2) (3)	$ $	517,454 409,918

Tracy L. Keegan Executive Vice President/ Chief Financial Officer	2007 2006	$ $	180,000 167,500	$ $	63,000 42,500	$ $	47,096 32,784	$ $	27,714 27,850	(4) (5)	$ $	317,810 270,634

John B. James Senior Executive Vice President/ Chief Administrative Officer	2007 2006	$ $	190,000 170,000	$ $	66,500 42,500		$6,632 —	$ $	24,274 23,005	(6) (7)	$ $	287,406 235,505

Roy N. Hellwege Executive Vice President/Chief Banking Officer Former President Bank of Florida – Tampa Bay	2007 2006	$ $	185,000 170,000	$ $	50,000 42,500		$6,632 —	$ $	21,962 14,712	(8) (9)	$ $	263,594 227,212

John S. Chaperon Executive Vice President/ Director of Corporate Risk Management President Bank of Florida – Southeast	2007 2006	$ $	185,000 91,041	$ $	55,000 40,000		$6,632 —	$ $	14,447 5,512	(10) (11)	$ $	261,579 136,553

(1)	The bonus amounts reflected in this column were for performance in the year noted, to be paid in January of the following year.
(2)	$13,539 in automobile expenses, $11,702 in club membership dues, $10,250 in 401(k) contributions and $1,847 in insurance premiums.
(3)	$9,286 in automobile expenses, $7,632 in club membership dues and $10,000 in 401(k) contributions.
(4)	$7,800 in automobile expenses, $13,326 in club membership dues, $6,250 in 401(k) contributions and $338 in insurance premiums.
(5)	$7,800 in automobile expenses, $15,000 in club membership dues and initiation fees and $5,050 in 401(k) contributions.
(6)	$7,800 in automobile expenses, $8,797 in club membership dues, $7,118 in 401(k) contributions and $559 in insurance premiums.
(7)	$7,800 in automobile expenses, $8,405 in club membership dues and $6,800 in 401(k) contributions.
(8)	$6,000 in automobile expenses, $8,141 in club membership dues, $7,400 in 401(k) contributions and $421 in insurance premiums.
(9)	$6,000 in automobile expenses, $6,800 in 401(k) contributions and $1,912 in insurance premiums.
(10)	$2,495 in automobile expenses, $4,552 in club membership dues and $7,400 in 401(k) contributions.
(11)	$2,388 in automobile expenses and $3,124 in 401(k) contributions.

2007 Grants of Plan Based Awards

The following table reflects stock options granted in 2007 as compensation for service and achievements in 2006.

Name	Grant Date	Number of Securities Underlying Options	Exercise Price of Option Awards	Closing Price on Grant Date
Michael L. McMullan	01/03/2007	15,000	$20.50	$20.50
Tracy L. Keegan	01/03/2007	2,800	$20.50	$20.50
John B. James	01/03/2007	2,850	$20.50	$20.50
Roy N. Hellwege	01/03/2007	2,850	$20.50	$20.50
John S. Chaperon	01/03/2007	2,850	$20.50	$20.50

2007 Outstanding Equity Awards at Fiscal Year-End

The following table discloses the stock options owned by the Named Executive Officers at December 31, 2007.

Name	Number of Securities Underlying Unexercised Options Excercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price		Option Expiration Date	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Michael L. McMullan	30,000 2,500 30,000 10,000 10,000 25,000 3,000	— — — — — — 12,000	$ $ $ $ $ $ $	10.00 10.00 10.00 11.29 16.02 23.10 20.50	08/24/2009 05/17/2011 08/28/2012 10/21/2013 06/16/2015 12/14/2015 01/03/2017	— — — — — — —

Tracy L. Keegan	3,701 1,483 560	1,850 2,966 2,240	$ $ $	22.70 21.65 20.50	12/30/2015 06/8/2016 01/03/2017	— — —

John B. James	1,300 20,000 2,500 2,500 570	— — — — 2,280	$ $ $ $ $	10.00 10.00 16.25 23.10 20.50	5/17/2011 8/28/2012 2/12/2014 12/14/2015 01/03/2017	— — — — —

Roy N. Hellwege	20,000 2,500 2,500	— — 2,280	$ $ $	10.15 23.10 20.50	09/12/2013 12/14/2005 01/03/2017	— — —

John S. Chaperon	10,000 2,000 2,500 2,500 570	— — — — 2,280	$ $ $ $ $	10.00 16.25 16.01 23.10 20.50	11/14/2012 02/12/2014 12/13/2014 12/14/2015 01/03/2017	— — — — —

2007 Option Exercises and Stock Vested

To supplement the preceding table, the following table provides information concerning stock options that vested or were exercised by the Named Executive Officers during 2007.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Michael L. McMullan	0	$0	0	$0
Tracy L. Keegan	0	0	0	0
John B. James	0	0	0	0
Roy N. Hellwege	0	0	0	0
John S. Chaperon	0	0	0	0

2007 Pension Benefits Table

The following table discloses the changes in value of the accumulated benefits and 2007 payments under pension benefit plans maintained by BOFL.

Name	Plan Name	Number of Years of Credited Service	Present Value of Accumulated Benefit		Payments During Last Fiscal Year
Michael L. McMullan	SERP	Three	$0	*	$0
Tracy L. Keegan	None	—	—		—
John B. James	None	—	—		—
Roy N. Hellwege	None	—	—		—
John S. Chaperon	None	—	—		—

*	The retirement benefit will cliff vest for 70% of its value in 2011 and will become 100% vested in 2014. In the event of death or a change in control, the retirement benefit will become 100% vested. Based on Mr. McMullan’s current base salary and an 8% discount factor, the estimated present value is $3,202,500.

Board Compensation

BOFL uses a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the Board of BOFL and its subsidiaries. During 2007, the Compensation Committee reviewed the Board compensation at BOFL and its subsidiaries with Leadership, its compensation consultant, and determined that it was appropriate to increase the cash fees (retainers, Chairman’s fees, regular meeting and committee meeting fees) paid to directors of BOFL and its subsidiaries, based upon the increased number of meetings and responsibilities for the directors. The Committee, however, decided not to provide directors with any stock options or equity compensation for 2007. The table on the following page provides information on the cash compensation earned by the Board of Directors of BOFL during 2007.

(Table to follow on next page)

Name	Fees Earned or Paid in Cash
Donald R. Barber	$27,625
Joe B. Cox	$37,114
H. Wayne Huizenga, Jr.	$13,650
LaVonne Johnson	$33,830
Edward Kaloust	$40,722
Harry K. Moon, MD	$35,467
Pierce T. Neese	$11,200
Michael T. Putziger	$31,208
Ramon A. Rodriguez	$26,190
Terry W. Stiles	$13,025

Stock-Based Compensation

1999 Stock Option Plan

BOFL currently has an equity compensation plan, the 1999 Stock Option Plan (“1999 Plan”), which provided for the issuance of stock options to employees and directors of BOFL who contributed significantly to the management or operation of our or our subsidiaries’ business as determined by the committee administering the 1999 Plan. The 1999 Plan was approved by the shareholders at the 2000 Annual Meeting and the number of shares reserved under the 1999 Plan was subsequently increased at the 2003, 2004, and 2005 Annual Meetings. The 1999 Plan provided for the grant of options to employees and directors of BOFL and its subsidiaries at the discretion of the Board of Directors or a committee designated by the Board of Directors to administer the Plan. To date, stock options to acquire all of the shares reserved under the 1999 Plan have been granted.

2006 Stock Compensation Plan

The 2006 Stock Compensation Plan was adopted by BOFL’s Board of Directors on April 3, 2006, and approved by its shareholders at the 2006 Annual Meeting of Shareholders. The Board of Directors believes that stock-based incentives are important factors in attracting, retaining, and rewarding employees and directors, and closely aligning their interests with those of shareholders. The following is a summary of the material terms of the 2006 Stock Compensation Plan. This summary is qualified in its entirety by the complete terms of the 2006 Stock Compensation Plan.

Grants. The 2006 Stock Compensation Plan provides for grants of: options to purchase common stock; restricted shares of common stock (which may be subject to both grant and forfeiture conditions) (“Restricted Stock”); Stock Units (which are a contractual right for a recipient to receive shares of Restricted Stock at a certain date or upon the occurrence of a certain event); and stock appreciation rights (entitling the grantee to receive the difference in value between the underlying common stock on the date of exercise and the value of such stock on the date of grant) (“SARs”), which may be either freestanding or granted in tandem with an option. Options to purchase common stock may be either incentive stock options (“ISOs”), which are intended to satisfy the requirements of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), or non-qualified stock options (“NQOs”) which are not intended to satisfy the requirements of Section 422 of the Code.

Securities to be Reserved. Under the 2006 Stock Compensation Plan, 12% of BOFL’s outstanding shares of our common stock is reserved for issuance. This number covered was reduced by the 655,189 shares that were reserved under the 1999 Stock Option Plan on April 3, 2006. Upon any future issuance of additional common stock, 12% of such newly issued shares will also be reserved for issuance under the 2006 Stock Compensation Plan, provided, however, no more than 3,000,000 shares will ever be reserved. Any shares subject to an option that remain unexercised after the cancellation, expiration, or exchange of an option and any shares of Restricted Stock which are forfeited will again become available for use under the 2006 Stock Compensation Plan. Any shares which are surrendered for cash or common stock, or a combination thereof, and any shares of common stock used to satisfy a withholding obligation shall not again become available for use under the 2006 Stock Compensation Plan.

Administration of Plan. The 2006 Stock Compensation Plan is administered by BOFL’s Compensation Committee (“Committee”). The Committee has delegated authority to grant options, SARs, and Restricted Stock. The composition of the Committee must be at least two directors, each of whom is a non-employee director under Rule 16b-3 of the Securities Exchange Act of 1934, and each of whom shall be or will be treated as an “outside director” for purposes of Section 162(m) of the Code. BOFL’s Board has authorized the Committee to interpret the 2006 Stock Compensation Plan, to determine the total number of shares to be granted, and to take such other action in the administration and operation of the 2006 Stock Compensation Plan as the Committee deems equitable under the circumstances. The Board of Directors, however, has reserved to itself the right to amend or terminate the 2006 Stock Compensation Plan. No amendment, however, may be effected without approval of the shareholders to the extent such approval is required under applicable law, Section 422 of the Code, Rule 16b-3, or any applicable stock exchange rule. Furthermore, in no case can stock awards be repriced, either by cancellation and regrant or by lowering the exercise price of a previously granted award.

Eligibility. Selected directors, Executive Officers, and employees are eligible to participate in the 2006 Stock Compensation Plan. Executive Officers and employees are eligible for the grant of ISOs, NQOs, Restricted Stock, Restricted Stock Units, and SARs. However, directors are only eligible for the grant of NQOs, SARs, and Restricted Stock. In addition, BOFL’s Chief Executive Officer has the discretion to grant options to acquire up to 50,000 shares, primarily to new hires.

Terms of Options. The 2006 Stock Compensation Plan authorizes the grant of ISOs or NQOs, both of which are exercisable for shares of BOFL common stock. Options may be granted for any reason, as the Committee deems appropriate under the circumstances. The price at which a stock option may be exercised for a share of common stock may not be less than the fair market value of a share of common stock on the date the stock option is granted. The “fair market value” means the closing price per share as reported in a financial periodical on the date the option is granted, or if no such closing price is available on such day, the closing price for the immediately preceding business day, or if no such prices are reported, a price determined by the Committee acting in good faith; provided, however, the fair market value can never be less than the book value of a share.

The period during which a stock option may be exercised shall be determined by the Committee at the time the option is granted and may not extend more than 10 years from the date of grant. A stock option or portion thereof that is not exercised before expiration of the applicable option period shall terminate. An ISO option agreement may provide for the exercise of a stock option within 90 days after the employment of an employee has terminated for any reason; except that the period may be extended to one year in the case of death or disability. An NQO option agreement may extend all such post-termination exercise periods for directors or employees to up to one year. The 2006 Stock Compensation Plan shall expire, and no further grants shall be made, 10 years after its approval by the shareholders.

The aggregate fair market value of ISOs granted to an individual employee under the 2006 Stock Compensation Plan, which first becomes exercisable in any calendar year, may not exceed $100,000 per year.

Stock Appreciation Rights. Under the 2006 Stock Compensation Plan, stock appreciation rights may be granted as part of a stock option (a “Related Option”) with respect to all or a portion of the shares of common stock subject to the Related Option (a “Tandem SAR”) or may be granted separately (a “Freestanding SAR”). Tandem SARs and Freestanding SARs are collectively referred to as “SARs.” The share value of a Freestanding SAR shall be set forth in the related SAR agreement, and may not be less than the fair market value of a share of common stock on the date the SAR is granted. The share value of a Tandem SAR shall be determined by the exercise price of the Related Option, which also may not be less than the fair market value of a share of common stock on the date of grant. The grant of SARs may be subject to such other terms as the Committee deems appropriate.

When a Freestanding SAR is exercised, the recipient receives a payment determined by calculating the difference between the share value at grant, as set forth in the SAR agreement, and the fair market value of a share of common stock on the date of exercise. On the exercise of a Tandem SAR for a number of shares, the Related Option is deemed to be surrendered to the extent of the same number of shares and the payment is based on the increase in fair market value of common stock on the exercise date over the value stated in the stock option agreement. Payment may be made in cash or stock, or a combination of cash and stock. The form and timing of payments shall be determined by the Committee. To date, no SARs have been granted.

Restricted Stock and Restricted Stock Units. Shares of Restricted Stock may be granted to employees and directors and may be subject to one or more contractual restrictions as established by the Committee at the time of grant and as set forth in the related Restricted Stock Agreement. The Agreement will set forth the conditions, if any, which will need to be satisfied before the grant will be effective and the conditions, if any, under which the employee’s or director’s interest in the Restricted Stock will be forfeited. As soon as practicable after a grant has become effective, the shares will be registered to or for the benefit of the employee or director. The Restricted Stock Agreement will state whether the employee or director has the right to receive any cash dividends paid with respect to the shares of Restricted Stock. If the employee or director has no right to receive cash dividends, the Agreement may give the employee or director the right to receive a cash payment in the future in lieu of the dividend payments, provided certain conditions are met. Dividends declared on the shares of Restricted Stock after grant, but before the shares are forfeited or become non-forfeitable, are treated as part of the grant of the related Restricted Stock. An employee or director has the right to vote the shares of Restricted Stock after grant until they are forfeited or become non-forfeitable.

Shares of Restricted Stock may vest in installments or in total upon satisfaction of the stipulated conditions. If the restrictions are not satisfied, the shares are forfeited and again become available under the 2006 Stock Compensation Plan. To enforce the restrictions, all shares of Restricted Stock will be held by BOFL until the restrictions are satisfied. The exercise or surrender of any option granted under the 2006 Stock Compensation Plan and the acceptance of a Restricted Stock grant shall constitute an employee’s or director’s full and complete consent to whatever actions the Committee deems necessary to satisfy the federal and state tax withholding requirements, if any, which the Committee in its discretion deems applicable to such exercise or surrender of such Restricted Stock. The Committee also can provide that an employee or director may elect to satisfy federal and state tax withholding requirements through a reduction in the number of shares of BOFL common stock actually transferred to the employee or director under the 2006 Stock Compensation Plan. Any such election and any such reduction shall satisfy the conditions of the exemption under Rule 16b-3. Grants of Restricted Stock will be effective for periods as determined by the Committee, provided no Restricted Stock may be granted after the earlier of the tenth anniversary of the 2006 Stock Compensation Plan being approved by the shareholders or the date on which all shares of common stock reserved under the 2006 Stock Compensation Plan have been issued or are unavailable for use, in which event the 2006 Stock Compensation Plan also shall terminate on such date.

In the case of Restricted Stock grants which vest only upon the satisfaction of performance objectives, the Committee shall determine the performance objectives to be used in connection with Restricted Stock awards and shall determine the extent to which such objectives have been met. Performance objectives may vary from participant to participant and between groups of participants and shall be based upon such performance factors and criteria as the Committee in its sole discretion shall select among one or more of the following: stock price; earnings per share; return on equity; return on capital; net income; return on assets; or total return to shareholders. To date, no Restricted Stock has been granted.

Stock Units are not share awards, but rather represent a contractual right to receive shares at a specified future date, or upon the occurrence of a future event. Like Restricted Stock, Stock Units are not sold or transferred until any predefined restrictions have lapsed. However, because the initial award is only a promise to award a share at a later date, Stock Units carry neither voting nor dividend rights until they are exchanged into shares at the payment date. Holders of Stock Units are not shareholders (whereas holders of restricted shares are shareholders). However, BOFL is allowed to pay dividend equivalents to recipients during the period in which they are a Stock Unit holder. Any such dividend payment is subject to taxation. Recipients will generally recognize ordinary income in the amount of the fair market value of the Restricted Stock at the time the actual stock is issued. To date, no Stock Units have been issued.

Certain Federal Income Tax Consequences. The following summary generally describes the current principal federal income tax consequences of certain events under the 2006 Stock Compensation Plan. The summary is general in nature and is not intended to cover all tax consequences that may apply to a particular employee or director or to BOFL. The provisions of the Code and regulations thereunder relating to these matters are complicated, they change often, and their impact in any one case may depend upon the particular circumstances.

Options and Stock Appreciation Rights. A grantee will not be subject to any federal income tax upon the grant of a stock option or SAR pursuant to the 2006 Stock Compensation Plan.

A grantee will not recognize income for federal income tax purposes (and BOFL will not be entitled to any federal income tax deduction) as a result of the exercise of an ISO and the related transfer of shares to the employee. However, the excess of the fair market value of the shares transferred upon the exercise of an ISO over the exercise price for such shares generally will constitute an item of alternative minimum tax adjustment to the employee for the year in which the option is exercised. Thus, certain employees may have an increase in their federal income tax liability as a result of the exercise of an ISO under the alternative minimum tax rules of the Code.

If the shares transferred pursuant to the exercise of an ISO are disposed of within two years from the date the ISO is granted or within one year from the date the ISO is exercised (the “ISO holding periods”), the employee will recognize ordinary income equal to the excess of the amount realized on the disposition over the price paid for the shares. In such case, BOFL will be entitled to a tax deduction for the same amount.

If the shares transferred upon the exercise of an ISO are disposed of after the ISO holding periods have been satisfied, long term capital gain or long term capital loss is realized on the disposition. BOFL will not be entitled to a federal income tax deduction as a result of such a disposition.

Ordinary income will be recognized by the employee or director upon exercise of an NQO. Generally, the ordinary income realized is the excess, if any, of the fair market value of the shares of common stock received upon the exercise of the NQO over the exercise price. An employee will also recognize ordinary income upon exercising a SAR equal to the total of any cash received and the fair market value of any shares of common stock received.

Income tax withholding from the employee is required on the income recognized by the employee upon exercise of an NQO or a SAR. BOFL ordinarily will receive a deduction for federal income tax purposes equal to the ordinary income recognized by the employee upon exercise of an NQO or a SAR, subject to the restrictions on deductibility described under “Performance-Based Compensation — Section 162(m) Requirements” below or the ordinary income recognized by the employee on the disposition of common stock acquired pursuant to the exercise of an ISO.

Restricted Stock and Stock Units. An employee or director will generally recognize ordinary income in an amount equal to the fair market value of the shares subject to the Restricted Stock grant at the time of vesting. Dividends paid to an employee or director on shares of Restricted Stock are treated as ordinary income of the employee or director in the year received. BOFL will receive a deduction for federal income tax purposes equal to the ordinary income recognized by the employee, subject to the limitations on deductibility contained in Section 162(m) of the Code. Employees and directors who receive Stock Units typically may defer income tax liability until the underlying shares of Restricted Stock are issued. Accordingly, BOFL will not receive a deduction until that time.

Performance-Based Compensation — Section 162(m) Requirements. The 2006 Stock Compensation Plan is intended to preserve BOFL’s tax deduction for the occurrence of certain events by complying with the terms of Section 162(m) of the Code and the regulations thereunder.

Shares Reserved For Issuance. The following table sets forth information about the number of shares reserved for issuance under the 1999 Stock Option Plan and the 2006 Stock Compensation Plan as of December 31, 2007.

Number of Securities to be Issued Upon Exercise of Outstanding Options	Number of Securities to be Issued Upon Exercise of Outstanding Options	Weighted Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance
Plans approved by security holders	601,128	$15.60	775,093
Equity compensation plans not approved by security holders*	146,731	$11.53	0

Total	747,849	$14.80	775,093

*	Includes warrants issued to the organizing directors of our subsidiary banks.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

BOFL does not make loans to its directors or Executive Officers. From time-to-time, however, BOFL’s subsidiary banks make loans to our Executive Officers and directors in accordance with their standard loan approval criteria. All such loans are made on substantially the same terms, including interest rates and collateral, as loans made to unaffiliated parties. As of December 31, 2007, the aggregate balance of all loans to the directors and Executive Officers of BOLF and its subsidiaries was approximately $41.75 million, or 3.70% of our net loans.

In the ordinary course of business, we may use the products and services of companies, partnerships, or firms of which our directors are owners, directors, or officers.

BOFL engages Centuric, LLC of Ft. Lauderdale, Florida, to manage BOFL’s information technology functions. Centuric, LLC is a consulting and outsourcing firm specializing in system integration, network management and security, disaster recovery and business contingency planning. The services provided by Centuric, LLC primarily includes the purchase of computer hardware and software, telephones, network management services, and disaster recovery. Ramon A. Rodriguez, a director of BOFL, owns 53.38% of Centuric Group, LLC, the parent company of Centuric, LLC. The Company paid Centuric, LLC approximately $1,861,000 in 2007 (of which $871,800 was for computer hardware and software purchases and set up fees). We expect to continue this relationship in 2008.

BOFL leases its main office and a banking facility and office space located in Naples, Florida, owned by Citizens Reserve, LLC. Citizens Reserve, LLC is owned in part by directors: Donald R. Barber (8.33%), John B. James (5.56%), and LaVonne Johnson (27.77%). Total lease payments in 2007 were $1,100,000. The lease will expire in 2012.

Bank of Florida – Southwest leases its main office and a banking facility in Bonita Springs, Florida from Brooks Landing, LLC. In 2007, total lease payments were $158,193. Brooks Landing, LLC is owned in part by directors Donald R. Barber (9.38%), John B. James (6.25%), and LaVonne Johnson (31.25%). The lease will expire in 2021.

Bank of Florida – Southeast leases its main office and a banking facility in Ft. Lauderdale, Florida from 200 Brickell Associates, Ltd., of which Terry W. Stiles, a director of BOFL, is a limited partner, and owns 50% of the economic interest therein. Annual lease payments of $452,220 are to commence in 2008 and the lease will expire in 2017. Bank of

Florida – Southeast also paid Stiles Development, Inc., of which Mr. Stiles owns 100% of its parent company, $1,158,981 for the build out of that site. Additionally, Bank of Florida – Southeast also leases another Ft. Lauderdale, Florida banking facility from 2521 Marathon, LLC, another related interest of Mr. Stiles of which he owns a 50% interest. Annual lease payments in 2008 are expected to be $315,000 and the lease will expire in 2018. To complete the build out of that banking facility, Bank of Florida – Southeast also paid $12,959 in 2007, to Architecture 6400, Inc. another related interest of Mr. Stiles, of which he owns 100% of its parent company.

In 2007, BOFL paid Boran Craig Barber Engel Construction Company, Inc. $1,193,597 for improvements to the third floor of BOFL’s corporate headquarters; BOFL director Donald R. Barber is a 3.01% owner of that entity.

PROPOSAL 2 - RATIFICATION OF THE APPOINTMENT

OF INDEPENDENT PUBLIC ACCOUNTANTS

Following consultation with the Audit Committee, the Board of Directors intends to retain the accounting firm of Hacker, Johnson & Smith, P.A. (“Hacker, Johnson”) as the independent auditors for BOFL and its subsidiaries for the fiscal year ending December 31, 2008. A representative from the firm is expected to be present at the Annual Meeting to respond to any shareholder questions.

Relationships with Independent Registered Public Accounting Firms

Hacker, Johnson served as our independent auditors for the fiscal years ended December 31, 2007, and December 31, 2006.

BOFL has been advised by Hacker, Johnson that none of its members, or any of its associates, has any direct financial interest or material indirect financial interest in BOFL or its subsidiaries.

Fees paid to Hacker, Johnson in 2007 and 2006 for professional services were as follows:

Audit Fees. The aggregate fees which will be billed for professional services by Hacker, Johnson in connection with the audit of the annual financial statements and internal controls over financial reporting for the fiscal years ended December 31, 2007 and 2006 and the reviews of the financial statements included in BOFL’s 2007 and 2006 quarterly filings with the Securities and Exchange Commission was $246,000 and $196,000, respectively. Hacker, Johnson also billed the Company $8,000 and $7,500 in connection with the annual audit of the Company’s 401K plan in 2007 and 2006, respectively.

Audit-Related and Other Fees. In 2006, Hacker, Johnson and KPMG LLP also billed BOFL approximately $100,000 in connection with the common stock offering, the acquisition of Bristol Bank, and the planned acquisition of Old Florida Bankshares, Inc. In 2007, Hacker, Johnson billed BOFL $20,000 in connection with agreed upon contract approval processes.

Tax Fees. The fees billed by Hacker, Johnson for tax compliance and advice, including the preparation of BOFL’s 2007 and 2006 corporate consolidated tax returns, were $23,000 and $16,000, respectively.

Compatibility of Fees. Our Audit Committee has considered the provision of non-audit services by Hacker, Johnson and the fees paid to that firm for such services, and believes that the provision of such services and its fees are compatible with maintaining Hacker, Johnson’s independence (See “Audit Committee Report”).

In all instances, Hacker, Johnson’s performance of the above mentioned services was pre-approved by BOFL’s Audit Committee.

The Board of Directors Recommends that Shareholders Vote “FOR” the Ratification of the Appointment of Hacker, Johnson & Smith, P.A. for the Fiscal Year Ending December 31, 2008.

¡	PROPOSAL 3 -ADJOURNMENT OF ANNUAL MEETING	¡

The Board of Directors seeks your approval to adjourn the Annual Meeting in the event that there are insufficient votes at the Annual Meeting to approve Proposals 1 or 2. In order to permit proxies that have been timely received to be voted for an adjournment, we are submitting this proposal as a separate matter for your consideration. If it is necessary to adjourn the Annual Meeting, and the adjournment is for a period of less than 30 days, no notice of the time or place of the reconvened meeting will be given to shareholders, other than an announcement made at the Annual Meeting.

The Board of Directors Recommends that Shareholders Vote “FOR” the Approval of the Adjournment of the Annual Meeting.

SHAREHOLDER PROPOSALS

In order to be eligible for inclusion in our proxy materials for our 2009 Annual Meeting, a shareholder’s proposal to take action at such meeting must be received at our main office at 1185 Immokalee Road, Naples, Florida 34110, on or before November 17, 2008. Proposals must comply with the Securities and Exchange Commission’s proxy rules as provided in 17 C.F.R. Section 240.14a-8 in order to be included in our proxy materials.

NEW BUSINESS

According to our Bylaws, any new business to be taken up at the Annual Meeting must be stated in writing and filed with BOFL at least 30 days before the date of the Annual Meeting, in order to be considered at the Annual Meeting. No other proposals shall be acted upon at the Annual Meeting. A shareholder may make a proposal at the Annual Meeting, which may be discussed and considered, but unless stated in writing and filed at least 30 business days before the meeting, such proposal shall not be acted upon except at an adjourned Annual Meeting, Special Meeting, or subsequent Annual Meeting of the Shareholders.

COMPLIANCE WITH SECTION 16(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Securities Exchange Act of 1934 requires our officers, directors, and any person who beneficially owns more than 10% of our common stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Executive Officers, directors, and more than 10% shareholders are required by regulation to furnish us with copies of all Section 16(a) forms which they file. During 2007, certain of our directors and Executive Officers who own our stock filed Form 3s or Form 4s with the Securities and Exchange Commission. The information on these filings reflects the current ownership position of all such individuals. Based solely on the review of copies of the filings we have received, it is our belief that all such reports were timely filed during 2007.

OTHER MATTERS WHICH MAY PROPERLY COME

BEFORE THE ANNUAL MEETING

The Board of Directors knows of no other business that will be presented for consideration at the Annual Meeting, other than those matters described in this Proxy Statement. If any other matters should properly come before the Annual Meeting, however, it is intended that the proxies solicited hereby will be voted in accordance with the judgment of the person or persons voting the proxies.

SOLICITATION

The cost of soliciting proxies on behalf of the Board of Directors for the Annual Meeting will be borne by BOFL. Proxies may be solicited by directors, officers, or our other employees, in person, or by telephone, e-mail, or mail. We are requesting persons and entities holding shares in their names, or in the names of their nominees, to send proxy materials to, and obtain proxies from, such beneficial owners. Those persons and entities will be reimbursed for their reasonable out-of-pocket expenses. Because of the number of our shares that are held in street name, BOFL has retained Regan & Associates, Inc., to aid in the solicitation of shareholders, brokers, banks, and other institutional investors for an estimated fee of $7,500.

AVAILABILITY OF OTHER INFORMATION

Accompanying this Proxy Statement is our 2007 Annual Report, which includes our audited financial statements. The Annual Report and other corporate information are also available in the Investor Relations section of our corporate website, www.bankofflorida.com. Additional printed copies of our Annual Report are available to shareholders at no charge. Any shareholder who would like an additional copy may contact:

Bank of Florida Corporation

1185 Immokalee Road

Naples, Florida 34110

Attention: Tracy L. Keegan, Chief Financial Officer

(239) 254-2100

We currently file periodic reports (including Form 10-Ks and Form 10-Qs) with the Securities and Exchange Commission. These periodic reports are filed electronically via EDGAR and can be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission at its Public Reference Section, 450 Fifth Street, NW, Washington, DC 20549. The Securities and Exchange Commission maintains a website that contains registration statements, reports, proxy and information statements, and other information regarding registrants that file electronically. Information filed by BOFL is also available for review on this website at www.sec.gov.

BANK OF FLORIDA CORPORATION

March 14, 2008

EXHIBIT A

FIFTH AMENDED AND RESTATED

AUDIT COMMITTEE CHARTER

BANK OF FLORIDA CORPORATION

FIFTH AMENDED AND RESTATED

AUDIT COMMITTEE CHARTER

The Board of Directors of Bank of Florida Corporation (“BOF”) has established an Audit Committee (“Committee”) to act on behalf of, and with the concurrence of, the Board of Directors (“Board”) to assist the Board in fulfilling its oversight responsibilities as outlined under the Sarbanes-Oxley Act of 2002. The Committee’s primary duties and responsibilities include:

•	Monitoring the integrity of BOF’s financial reporting process and systems of internal controls regarding finance, accounting, and legal compliance.

•

The appointment, compensation, retention, and oversight of BOF’s independent auditors, taking into consideration the recommendations of management in such matters, as well as monitoring the independence of the independent auditors.

•	Providing an avenue for candid communications among the independent auditors, management, the Board, and legal counsel.

•	Serving as an oversight committee for the financial reporting of all subsidiaries of BOF.

In discharging its duties, the Committee has the authority to conduct any investigation appropriate in fulfilling its responsibilities. The Committee has direct access to the independent auditors, as well as to anyone at BOF or its subsidiaries, in that it may request any officer or employee of BOF or its subsidiaries to attend a meeting with the Committee or to meet with any members of, or consultants to the Committee. In addition, the Committee may retain the services of accountants, attorneys, or other expert advisors as it deems necessary in the performance of its duties, which costs for such services shall be borne by BOF.

Audit Committee Composition:

The Committee shall meet the requirements of NASDAQ Rule 4350(d)(2). Under this rule, the Committee shall be comprised of no fewer than three directors as selected by the Board, each of whom shall be independent (as defined by the regulations of the National Association of Securities Dealers and the provisions of the Sarbanes-Oxley Act) non-executive directors, and free from any relationship that would interfere with the exercise of his or her independent judgment. In addition, no Committee member shall have participated in the preparation of the financial statements of BOF or any subsidiary of BOF at any time during the past three years. The current members are listed on Schedule A, attached hereto and incorporated herein by reference. Should any member cease to be an independent director, such director shall resign immediately from the Committee; except when determined by the Board that the director’s membership on the Committee is in the best interest of BOF and such lack of independence is within the exception provided under NASDAQ Rule 4350(d)(2)(B) or as prescribed by the Sarbanes-Oxley Act.

The Committee members shall be appointed by the Board. In selecting the members of the Committee, the Board shall carefully evaluate the education and experience of the candidate, in accordance with the criteria set forth below:

•

The Committee must have at least one member who has past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience, which makes a person sophisticated in financial management and qualifies such person to be designated as a “financial expert.”

•	In addition, all members should be financially literate and have a sufficient understanding of financial reporting and systems of internal controls to properly exercise oversight of these matters.

•	Members must be able to devote significant commitments of time in the preparation for and participation in the Committee meetings.

If a Committee Chair is not designated or present, the members of the Committee may designate a Chair by majority vote of the Committee membership.

Audit Committee Meetings:

The Committee shall meet at least four times annually, separately or combined with the entire Board, subject to the majority of the independent directors being present, or more frequently as circumstances dictate. The Committee Chair shall prepare and/or approve an agenda in advance of each meeting. Management should be available to meet with the Committee to discuss the financial reports and statements that are being presented for review and approval. The Committee should also meet privately in executive session at least annually with the independent auditor and solely as a committee to discuss any matters that the Committee believes should be discussed.

Audit Committee Responsibilities and Duties:

General:

1.	Review and reassess the adequacy of this Charter (“the Charter”) at least annually. Submit the Charter to the Board for approval and have the Charter published at least every three years in BOF’s Proxy Statement.

2.	Discuss BOF’s annual audited financial statements and reports prior to distribution. This should include a discussion with management and independent auditors of significant issues regarding accounting principles, practices and judgments.

3.	In consultation with management, the independent auditors, and other auditors, consider the integrity of BOF’s reporting processes and controls. Discuss significant financial risk exposures and the steps management has taken to monitor, control, and report such exposures. Review significant findings prepared by the independent and other auditors, together, with management’s responses.

4.	Review with management and the independent auditors, BOF’s quarterly financial results prior to the release of earnings and/or BOF’s quarterly financial statements prior to distribution. Discuss any significant changes to BOF’s accounting principles and any items required to be communicated by the independent auditors in accordance with AICPA SAS 61. The Chair or a member of the Committee designated by the Committee may represent the entire Committee for purposes of this review.

5.	Review the budget, plan, changes in plan, activities, organizational structure, and qualifications of the internal audit department and/or outsource service provider, as needed.

6.	Review significant reports prepared in connection with the internal audit, as well as management’s response and follow-up to any such reports.

7.	On a quarterly basis discuss the following with management and the independent auditors:

a.	any significant deficiency in the system or operation of internal controls which could adversely affect BOF’s ability to record, process, summarize, or report financial data; and

b.	any fraud, whether or not material, that involves the management or other employees which could affect BOF’s internal controls.

8.	Approve any related party transactions between BOF and its management, directors, or any affiliates thereof.

Actions Taken with Independent Auditors at Commencement of Each Fiscal Year:

9.	The Committee shall discuss with the independent auditors any relationships or services that may affect the auditors’ objectivity or independence. If the Committee is not satisfied with the auditors’ assurances of independence, it shall take appropriate action to ensure the independence of the independent auditors.

10.	Approve the fees and other significant compensation to be paid to the independent auditors.

11.	Review the independent auditor’s audit plan – discuss scope, staffing, locations, reliance upon management, and internal audit and general audit approaches.

12.	Consider the independent auditors’ judgments about the quality and appropriateness of BOF’s accounting principles as applied in its financial reporting.

13.	Approve in advance all audit, audit related, tax, and other non-audit services to be provided by the independent auditors, ensuring that the performance of any non-audit services would not impair the independence of the auditors.

14.	Ensure that the independent auditors’ partner rotation policy conforms to the requirements of the Sarbanes-Oxley Act.

Actions Taken with Independent Auditors at Year End:

15.	The independent auditors are ultimately accountable to the Committee and to the Board. The Committee shall hire BOF’s independent auditors and subsequently review the independence and performance of the auditors to determine whether to continue the engagement of the independent auditors or approve any discharge of auditors if circumstances warrant. Such decisions regarding the independent auditors shall be made after considering the recommendations of management in such matters.

16.	Prior to releasing the year-end earnings, discuss the results of the audit with the independent auditors. Discuss certain matters required to be communicated to the Committee in accordance with AICPA SAS 61.

17.	Review with the independent auditor any problems or difficulties that may have arisen in connection with the audit and consider management’s response to such problems. Such review shall include, but not be limited to: (1) any restrictions on the scope of the auditor’s activities; (2) any restrictions on the auditor’s access to requested information; (3) any significant disagreements with management; and (4) any audit differences that were noted or proposed by the independent auditor, but for which BOF’s financial statements were not adjusted (as immaterial or otherwise). The Committee shall be responsible for resolving any disagreements between the independent auditors and management regarding financial reporting.

18.	The Committee shall annually review the performance (effectiveness, objectivity, and independence) of the independent auditors. The Committee shall ensure receipt of a formal written statement from the independent auditors consistent with standards set by the Independence Standards Board.

19.	Review the appointment, performance, and replacement of the senior internal audit executive and/or outsource service provider.

Other Audit Committee Responsibilities:

20.	Annually prepare a report to the shareholders as required by the Securities and Exchange Commission. The report should be included in BOF’s Proxy Statement for the Annual Meeting of Shareholders.

21.	Establish procedures for the reporting and retention of any complaints or concerns regarding BOF’s accounting, internal controls, or other audit related matters, and responding to any such complaints. This shall include establishing a means for the confidential and anonymous reporting of such matters.

22.	Discuss with management and the independent auditor any correspondence with regulators or governmental agencies and any published reports that raise material issues regarding BOF’s financial statements or accounting policies.

23.	Report regularly to the Board with respect to any issues that arise regarding the quality or integrity of BOF’s financial statements, compliance with legal or regulatory requirements, the performance and independence of the independent auditors or the performance of the internal audit function.

24.	At the beginning of each fiscal year, establish an agenda for that year for the Committee.

25.	Conduct an annual self-evaluation of the Committee members.

26.	Perform any other activities consistent with this Charter, BOF’s Bylaws, and governing law as the Committee or the Board deems necessary or appropriate.

27.	Maintain minutes of meetings and periodically report to the Board on significant results of the foregoing activities.

The foregoing Fifth Amended and Restated Audit Committee Charter was approved by the Board of Directors at a meeting held on January 15, 2008.

/s/ Arlette Yassa
Arlette Yassa,
Corporate Secretary

SCHEDULE A

CURRENT MEMBERS OF THE AUDIT COMMITTEE

Joe B. Cox (Chairman)

Edward Kaloust

Pierce T. Neese

Michael T. Putziger

EXHIBIT B

THIRD AMENDED AND RESTATED

COMPENSATION COMMITTEE CHARTER

BANK OF FLORIDA CORPORATION

THIRD AMENDED AND RESTATED

COMPENSATION COMMITTEE CHARTER

The Board of Directors of Bank of Florida Corporation (“BOFL”) has established a Compensation Committee (“Committee”) to act on behalf of, and with the concurrence of, the Board of Directors (“Board”) with respect to matters relating to the compensation and personnel policies, programs, and plans, and to approve employee compensation and benefit programs. The Committee is also responsible for producing a report on executive compensation and a compensation discussion and analysis for inclusion in BOFL’s proxy statement.

Membership

The Committee shall meet the requirements of NASDAQ Rule 4350(c)(3). The Committee shall consist of no fewer than three members, and shall be comprised entirely of independent directors as defined under NASDAQ Rule 4200(a)(15) and the provisions of the Sarbanes-Oxley Act. The current members of the Committee are listed on Schedule A attached hereto and incorporated herein by reference. Should any member of the Committee cease to be an independent director, such member shall immediately resign his or her membership on the Committee.

Meetings

The Committee generally meets four times a year, but shall also meet as often as necessary to carry out its responsibilities. The meetings shall be called by the Committee Chairman as needed. The meetings can be held either in person or by teleconference. A majority of the members of the Committee shall constitute a quorum for the transaction of business. The Secretary to the Committee shall record the minutes. Approval of any matter by a majority of members present at a meeting at which a quorum is present shall constitute approval of that matter by the Committee. The Committee may also act by written consent without a meeting. The Committee may form and delegate authority to a sub-committee(s) when appropriate; provided that any such sub-committee must be composed entirely of independent directors.

In discharging its duties, the Committee shall have the sole authority to retain and terminate independent outside advisors that are used to assist the Committee in its evaluation of director and executive officer compensation, and it shall have the sole authority to approve any such advisor’s fees and other retention terms. The Committee may request any officer or employee of BOFL or BOFL’s corporate counsel to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

The Committee shall make regular reports to the Board. Nothing in this Charter should be construed as precluding discussion of the Chief Executive Officer’s compensation with the Board in its entirety, as it is not the intent of this Charter to impair communication among members of the Board. Provided, however, the evaluation of the performance of the Chief Executive Officer and approval of his compensation shall be made outside the presence of the Chief Executive Officer.

Oversight Responsibilities

1.	In consultation with BOFL’s Chief Executive Officer, annually review and recommend to the Board of Directors compensation and incentive programs for the Executive Vice Presidents and above for BOFL and the Presidents of BOFL’s subsidiaries.

2.	Annually review and recommend for approval of the Board the amount of compensation to be paid to the outside Directors. (The Board as a whole must approve compensation of Directors.)

3.	Review and approve all employment agreements and any amendments thereto, change in control agreements, and severance agreements for selected executive officers of BOFL and certain executive officers of BOFL’s subsidiaries. At least annually conduct reviews of all current employment agreements or other employment related agreements, subject to renewal, to determine if such renewals shall continue.

4.	Review, amend, and establish compensation policies and procedures for BOFL and its wholly-owned subsidiaries. Any amendments or changes to a compensation policy or procedure, or the creation of a new compensation policy or procedure, shall be presented and submitted for ratification at the next Executive Committee or Board of Directors meeting.

5.	Administer, interpret, and implement BOFL’s executive compensation programs and policies in a manner consistent with BOFL’s corporate financial goals and compensation philosophy including, but without limitation, the following activities:

i.	Perform an annual assessment of the Chief Executive Officer’s performance and report findings to the Chief Executive Officer and Board.

ii.	In conjunction with the Chief Executive Officer, recommend to the Board the appointments of the Executive Vice Presidents and above for BOFL and the Presidents of BOFL’s subsidiaries.

iii.	Review and approve base salaries and bonuses for the Executive Vice Presidents and above for BOFL and the Presidents for BOFL’s subsidiaries.

iv.	Review, consider, and approve participation and eligibility in the various components of BOFL’s executive compensation programs.

v.	Periodically review executive supplementary benefits, and as appropriate, the retirement, benefit, and special compensation programs of BOFL and its subsidiaries.

vi.	In consultation with the Chief Executive Officer, establish annual and long-term performance criteria and goals at the beginning of each year for the executive officers of BOFL.

6.	Set corporate goals and objectives relevant to the Chief Executive Officer’s compensation. In reviewing and considering the Chief Executive Officer’s compensation, the Committee shall consider BOFL’s performance, relative stockholder return, the compensation paid to the chief executive officers at comparable peer companies, and the compensation received by the Chief Executive Officer during prior years. The Committee shall annually review and evaluate the Chief Executive Officer’s performance and contribution to BOFL in light of the established performance goals and objectives.

7.	Annually review financial institution market data of peer companies to assess BOFL’s competitive position for each component of executive compensation (especially base salary, annual incentives, long-term incentives, and supplemental executive benefit programs) by reviewing relevant market data from financial institution peer companies.

8.	Produce and approve the Compensation Committee Annual Report and the Compensation Discussion and Analysis for inclusion in BOFL’s Proxy Statement. The Compensation Discussion and Analysis shall summarize the compensation for BOFL’s top five, most highly compensated executive officers and explain the relationship between executive officer compensation and BOFL’s performance, as well as other items required by the Securities and Exchange Commission and generally accepted business practices.

9.	In consultation with BOFL’s Chief Executive Officer, establish a general compensation approach and philosophy applicable, in general, to employees of BOFL and its subsidiaries.

10.	Subject to items that require approval of BOFL’s Board and/or shareholders, approve and administer BOFL’s 2006 Stock Compensation Plan, as may be amended.

11.	Monitor the cumulative cash effect on BOFL caused by bonus and other cash-based incentive plans, especially in relation to BOFL’s net income for the relevant year.

11.	Conduct an annual performance evaluation of the Committee.

12.	Review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

13.	Perform any other activities consistent with this Charter, BOFL’s Bylaws, and applicable laws, as the Committee deems appropriate to carry out its assigned duties or as requested by the Board.

Agenda Items

The activities of the Committee are developed from year-to-year by the Committee in consultation with management.

January:	Long-term incentive compensation.
Grants of stock options and other stock compensation.
Prepare Committee’s Annual Report
and Compensation Discussion and Analysis.

June:	Grants of stock options and other stock compensation.
Base salaries (executive officers).
Mid-year performance evaluation of executive officers.

November:	Meet with management to present executive
officer annual reviews.
Review compliance with labor laws.
Review proposed bonuses for the Executive Vice Presidents
and above for BOFL and the Presidents of BOFL’s subsidiaries.
Review proposed key employee compensation awards.
Consider management needs, i.e. current and future needs.
Review of the performance of CEO, SEVP, and
other “named executive officers.”

December:	Approve bonuses for Executive Vice Presidents and above
for BOFL and the Presidents of BOFL’s subsidiaries, along with salary adjustments for the upcoming year.

Approve as needed:	Employment Agreements, Change in Control Agreements, and other similar employment related agreements Changes in benefit plans. Changes in appointments, compensation packages, or merit increases.

The foregoing Third Amended and Restated Compensation Committee Charter was approved by the Board of Directors at its meeting held on February 11, 2008.

/s/ Arlette Yassa
Arlette Yassa,
Corporate Secretary

SCHEDULE A

MEMBERS

OF THE

COMPENSATION COMMITTEE

Harry K. Moon, M.D., Chairman

Joe B. Cox

H. Wayne Huizenga, Jr.

LaVonne Johnson

Edward Kaloust

EXHIBIT C

THIRD AMENDED AND RESTATED

NOMINATING AND CORPORATE GOVERNANCE

COMMITTEE CHARTER

BANK OF FLORIDA CORPORATION

THIRD AMENDED AND RESTATED

NOMINATING AND CORPORATE GOVERNANCE

COMMITTEE CHARTER

The Board of Directors (“Board”) of Bank of Florida Corporation (“BOFL” or “Company”) has established a Nominating and Corporate Governance Committee (“Committee”) to assist the Board in: (i) ensuring an appropriate structure for management succession and development; (ii) developing an effective process for director selection, nomination, and tenure; (iii) identifying and interviewing individuals qualified to serve on the Board; (iv) determining membership on Board committees, subject to ratification by the full Board; (v) establishing a process to evaluate individual Board member contributions and participation; (vi) developing and recommending to the Board corporate governance principles and practices best suited to BOFL; and (vii) overseeing the annual self-evaluation by the Board.

Membership

The Committee shall meet the requirements of NASDAQ Rule 4350(c)(4). The Committee shall consist of no fewer than three members, and shall be composed entirely of independent directors as defined under NASDAQ Rule 4200(a)(15), and other applicable laws and regulations. The current members of the Committee are listed on the attached Schedule A, which is incorporated herein by reference.

Meetings

The Committee typically meets at least twice per year, but shall meet as often as necessary to carry out its duties and responsibilities. A majority of the members of the Committee shall constitute a quorum for the transaction of business. The Secretary to the Committee shall record the minutes. Approval of any matter by a majority of the members present at a meeting at which a quorum is present shall constitute approval of that matter by the Committee. The Committee may also act by unanimous written consent without a meeting.

The Committee may invite members of management or other persons to each meeting, or a part thereof, or may meet in executive session without others present, as the Committee may determine in its discretion. The Committee shall have the sole discretion and authority to retain a search firm to assist in identifying director candidates, and retain any other internal or external advisors, as it deems necessary or appropriate to carry out its purposes under this Charter.

1

Oversight Areas

1.	Recommend the number of directors to be elected to the Board and ensure that a majority of the Board consists of independent directors.

2.	Recommend slates of directors for BOFL and its wholly-owned subsidiaries for the respective Annual Meetings of Shareholders.

3.	Review and recommend to management how to handle and address shareholder proxy proposals.

4.	To the extent the Committee determines to be necessary, develop and review information about, and perform background checks and conduct interviews of director candidates (for both BOFL and its subsidiaries), as well as director nominees proposed by stockholders if such director nominees meet the Board’s criteria for new directors. A director nominee must possess personal and professional integrity, have good business judgment, have relevant experience and skills, and be willing to serve the long-term interests of BOFL’s shareholders, in addition to meeting other criteria set forth by the Board.

5.	Annually, conduct an evaluation of the performance of its Board and that of the individual directors, as well as the performance of the various committees of BOFL’s Board. Prior to nominating an existing director for re-election to the Board, the Committee shall consider and review the existing director’s: (i) Board and committee meeting attendance and participation; (ii) length of Board service; (iii) experience, skills, and assets that the existing director brings and contributes to the Board; and (iv) independence.

6.	Recommend termination of membership of individual directors in accordance with corporate policy, for “cause” as defined by BOFL’s Bylaws, or other appropriate reasons.

7.	In the event a director vacancy arises, the Committee shall seek and identify a qualified director nominee to be recommended to the Board for appointment to fill the vacancy until the next Annual Meeting of Shareholders.

8.	Coordination of Board agenda and meeting schedules.

9.	Recommend assignment and composition of Committee memberships for the Board.

10.	Develop and provide training and educational programs for directors of BOFL and its subsidiaries.

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11.	Examine Board meeting policies, such as meeting schedules and locations, meeting agendas, the presence and participation of non-director senior executives, and written materials distributed in advance of meetings.

12.	Monitor ongoing developments, including legislative and regulatory initiatives, pertaining to corporate governance principles that may be applicable to BOFL.

13.	Advise the Board with respect to the Company’s policies and procedures regarding compliance with applicable laws, regulations, and NASDAQ rules and requirements, and review and recommend any revisions to BOFL’s Code of Conduct in connection therewith on an annual basis, or more frequently if appropriate.

14.	Review and recommend to the Board the adoption and revision of BOFL’s corporate governance documents (e.g., Articles of Incorporation, Bylaws, Committee Charters, etc.).

15.	Review and consider potential conflicts of interest of members of the Board and of the executive officers of BOFL.

16.	Review the outside activities of members of the Board and the executive officers of BOFL to the extent necessary to ensure that such activities do not unreasonably interfere with the fulfillment of their duties and obligations to BOFL.

17.	In consultation with executive management, ensure there is an emergency, as well as an expected, management succession plan for BOFL in place at all times.

18.	Regularly report Committee actions to the Board of Directors with such recommendations as the Committee may deem appropriate.

19.	Develop and recommend to the Board for its approval, an annual self-evaluation process for the full Board that will be conducted and overseen by the Committee. The Committee shall report the results of the self-evaluations, including any comments, to the full Board.

20.	Annually perform an annual self-examination of the Committee’s performance.

21.	Annually review and reassess the adequacy of this Charter and recommend any proposed changes to the Board for approval.

22.	Undertake any other matter specifically delegated to the Committee from time to time by the Board and perform any other activities consistent with

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this Charter, BOFL’s Bylaws, NASDAQ rules and requirements, and other applicable laws and regulations, as the Committee or the Board deems appropriate.

Agenda Items

The Committee typically meets twice a year, and at such other times as deemed necessary upon notice by the Chairman of the Committee. The Chairman shall establish the agenda for each meeting. The standard agenda for the two regularly scheduled meetings are as follows:

January:	Consideration and recommendation of director nominees for BOFL and its subsidiaries, including appointments to the respective committees.

November:	Review the composition of the Board and committees of BOFL and its subsidiaries, as well as the performance of individual directors.

The Board of Directors, at its regularly scheduled meeting held on February 11, 2008, approved the foregoing Third Amended and Restated Nominating and Corporate Governance Committee Charter.

/s/ Arlette Yassa
Arlette Yassa, Corporate Secretary

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SCHEDULE A

MEMBERS OF THE

NOMINATING AND CORPORATE

GOVERNANCE COMMITTEE

Michael T. Putziger, Chairman

LaVonne Johnson

Edward Kaloust

Harry K. Moon, M.D.

Terry W. Stiles

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REVOCABLE PROXY

BANK OF FLORIDA CORPORATION

ANNUAL MEETING OF SHAREHOLDERS

The undersigned hereby appoints the members of the Board of Directors of Bank of Florida Corporation (“BOFL”), with full powers of substitution, to act as proxy for, and attorney-in-fact, to vote all shares of the common stock of BOFL which the undersigned may be entitled to vote at the Annual Meeting of Shareholders to be held at our corporate headquarters located at 1185 Immokalee Road, Naples, Florida 34110, on Thursday, April 24, 2008, at 4:30 p.m., and at any and all adjournments thereof.

The undersigned shareholder of BOFL may revoke this Proxy at any time before it is voted by either filing with the Corporate Secretary of BOFL, a written notice of revocation, by delivering to BOFL a duly executed Proxy bearing a later date, or by attending this Annual Meeting and voting in person.

THE FOLLOWING PROPOSALS ARE BEING ACTED UPON:

PROPOSAL I: The election of thirteen directors, each for a one-year term;		FOR	WITHHOLD

To withhold authority for any nominee, cross through his name: Donald R. Barber, Joe B. Cox, Bradford F. Douglas, John B. James, LaVonne Johnson, Edward Kaloust, Michael L. McMullan, Edward A. Morton, Pierce T. Neese, Michael T. Putziger, Ramon A. Rodriguez, L. Francis Rooney, III, Terry W. Stiles		—	—

PROPOSAL II: The ratification of the selection of Hacker, Johnson & Smith as the independent auditors for BOFL for 2008; and	FOR —	AGAINST —	ABSTAIN —

PROPOSAL III: The adjournment of the Annual Meeting to solicit additional proxies in the event there are not sufficient votes to approve Proposals I or II.	FOR —	AGAINST —	ABSTAIN —

IN THEIR DISCRETION THE PROXY COMMITTEE IS AUTHORIZED TO TRANSACT AND TO VOTE UPON SUCH OTHER BUSINESS as may properly come before this Annual Meeting or any adjournments thereof.

NOTE: When properly executed, this Proxy will be voted in the manner directed by the undersigned shareholder. UNLESS CONTRARY DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR EACH OF THE PROPOSALS LISTED.

IMPORTANT: Please sign your name exactly as it appears on your stock certificate. When shares are held by joint tenants, both should sign, when signing as attorney, executor, administrator, agent, trustee or guardian, please give full title. If shareholder is a corporation, please sign in full corporate name by president or other authorized officer. If shareholder is a partnership, please sign in partnership name by authorized person.

The undersigned acknowledges receiving from BOFL, prior to the execution of the Proxy, an Annual Report, a Notice of the Annual Meeting and a Proxy Statement dated March 14, 2008.

Signature:

Signature if held jointly:
ADDRESS LABEL
Date:

Please mark, sign, date and return this Proxy Card promptly, using the enclosed envelope. If you receive more than one Proxy Card, please sign and return all cards in the accompanying envelope.